                                                                   EXHIBIT 10(g)

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                           LOAN AND SECURITY AGREEMENT


                                  by and among


                                 PRANDIUM, INC.,

                              FRI-MRD CORPORATION,

                                CHI-CHI'S, INC.,

                               KOO KOO ROO, INC.,

                       and certain of their subsidiaries,


                     THE LENDERS THAT ARE SIGNATORIES HERETO

                                       and

                          FOOTHILL CAPITAL CORPORATION



                            Dated as of July 2, 2002



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

                                TABLE OF CONTENTS

1.    DEFINITIONS AND CONSTRUCTION ................................................................      1
      1.1     Definitions .........................................................................      1
      1.2     Accounting Terms ....................................................................     23
      1.3     Code ................................................................................     23
      1.4     Construction ........................................................................     23
      1.5     Schedules and Exhibits ..............................................................     23

2.    LOAN AND TERMS OF PAYMENT ...................................................................     23
      2.1     Advances ............................................................................     23
      2.2     [Intentionally omitted] .............................................................     24
      2.3     Borrowing Procedures and Settlements ................................................     24
      2.4     Payments ............................................................................     31
      2.5     Overadvances ........................................................................     34
      2.6     Interest Rates and Letter of Credit Fee:  Rates, Payments, and Calculations .........     34
      2.7     Collections .........................................................................     35
      2.8     Crediting Payments; Application of Collections ......................................     36
      2.9     Designated Account ..................................................................     36
      2.10    Maintenance of Loan Account; Statements of Obligations ..............................     36
      2.11    Fees ................................................................................     37
      2.12    Letters of Credit ...................................................................     37
      2.13    [Intentionally omitted] .............................................................     40
      2.14    Capital Requirements ................................................................     40

3.    CONDITIONS; TERM OF AGREEMENT ...............................................................     41
      3.1     Conditions Precedent to the Initial Advance or Initial Letter of Credit .............     41
      3.2     Conditions Subsequent to the Initial Extension of Credit ............................     45
      3.3     Conditions Precedent to all Advances and Letters of Credit ..........................     45
      3.4     Term ................................................................................     46
      3.5     Effect of Termination ...............................................................     46
      3.6     Early Termination by Borrowers ......................................................     47

4.    CREATION OF SECURITY INTEREST ...............................................................     47
      4.1     Grant of Security Interest ..........................................................     47
      4.2     Negotiable Collateral ...............................................................     47
      4.3     Collection of Accounts, General Intangibles, and Negotiable Collateral ..............     48
      4.4     Delivery of Additional Documentation Required .......................................     48
      4.5     Power of Attorney ...................................................................     48
      4.6     Right to Inspect ....................................................................     49

        4.7      Control Agreements .........................................   49

5.      REPRESENTATIONS AND WARRANTIES ......................................   49
        5.1      No Encumbrances ............................................   49
        5.2      [Intentionally omitted] ....................................   50
        5.3      [Intentionally omitted] ....................................   50
        5.4      Equipment ..................................................   50
        5.5      Location of Inventory and Equipment ........................   50
        5.6      Equipment Records ..........................................   50
        5.7      Location of Chief Executive Office; FEIN ...................   50
        5.8      Due Organization and Qualification; Subsidiaries ...........   50
        5.9      Due Authorization; No Conflict .............................   51
        5.10     Litigation .................................................   52
        5.11     No Material Adverse Change .................................   52
        5.12     Fraudulent Transfer ........................................   52
        5.13     Employee Benefits ..........................................   53
        5.14     Environmental Condition ....................................   53
        5.15     Brokerage Fees .............................................   53
        5.16     Intellectual Property ......................................   53
        5.17     Leases .....................................................   54
        5.18     DDAs .......................................................   54
        5.19     Complete Disclosure ........................................   54
        5.20     Indebtedness ...............................................   54
        5.21     Inactive Subsidiaries ......................................   54

6.      AFFIRMATIVE COVENANTS ...............................................   54
        6.1      Accounting System ..........................................   55
        6.2      Collateral and Operations Reporting ........................   55
        6.3      Financial Statements, Reports, Certificates ................   55
        6.4      Tax Returns ................................................   57
        6.5      [Intentionally omitted] ....................................   58
        6.6      Maintenance of Properties ..................................   58
        6.7      Taxes ......................................................   58
        6.8      Insurance ..................................................   58
        6.9      Location of Inventory and Equipment ........................   60
        6.10     Compliance with Laws .......................................   60
        6.11     Leases .....................................................   60
        6.12     Brokerage Commissions ......................................   60
        6.13     Existence ..................................................   60
        6.14     Environmental ..............................................   61
        6.15     Disclosure Updates .........................................   61

7.      NEGATIVE COVENANTS ..................................................   61
        7.1      Indebtedness ...............................................   61
        7.2      Liens ......................................................   62

         7.3      Restrictions on Fundamental Changes ..............................................................    62
         7.4      Disposal of Assets ...............................................................................    63
         7.5      Change Name ......................................................................................    63
         7.6      Guarantee ........................................................................................    63
         7.7      Nature of Business ...............................................................................    63
         7.8      Prepayments and Amendments .......................................................................    63
         7.9      Change of Control ................................................................................    63
         7.10     [Intentionally omitted] ..........................................................................    63
         7.11     Distributions ....................................................................................    64
         7.12     Accounting Methods ...............................................................................    64
         7.13     Investments ......................................................................................    64
         7.14     Transactions with Affiliates .....................................................................    64
         7.15     Suspension .......................................................................................    64
         7.16     [Intentionally omitted] ..........................................................................    64
         7.17     Use of Proceeds ..................................................................................    64
         7.18     Change in Location of Chief Executive Office; Inventory and Equipment with Bailees ...............    65
         7.19     Securities Accounts ..............................................................................    65
         7.20     Financial Covenants ..............................................................................    65
         7.21     Inactive Subsidiaries ............................................................................    67

8.       EVENTS OF DEFAULT. ........................................................................................    67

9.       THE LENDER GROUP'S RIGHTS AND REMEDIES ....................................................................    69
         9.1      Rights and Remedies ..............................................................................    69
         9.2      Remedies Cumulative ..............................................................................    71

10.      TAXES AND EXPENSES ........................................................................................    71

11.      WAIVERS; INDEMNIFICATION ..................................................................................    72
         11.1     Demand; Protest; etc .............................................................................    72
         11.2     The Lender Group's Liability for Collateral ......................................................    72
         11.3     Indemnification ..................................................................................    72

12.      NOTICES ...................................................................................................    73

13.      CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER ................................................................    74

14.      ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS ................................................................    75
         14.1     Assignments and Participations ...................................................................    75
         14.2     Successors .......................................................................................    78

15.      AMENDMENTS; WAIVERS .......................................................................................    78
         15.1     Amendments and Waivers ...........................................................................    78
         15.2     Replacement of Holdout Lender ....................................................................    79
         15.3     No Waivers; Cumulative Remedies ..................................................................    79

16.    AGENT; THE LENDER GROUP ................................................................................................ 80
       16.1     Appointment and Authorization of Agent ........................................................................ 80
       16.2     Delegation of Duties .......................................................................................... 81
       16.3     Liability of Agent ............................................................................................ 81
       16.4     Reliance by Agent ............................................................................................. 81
       16.5     Notice of Default or Event of Default ......................................................................... 81
       16.6     Credit Decision ............................................................................................... 82
       16.7     Costs and Expenses; Indemnification ........................................................................... 82
       16.8     Agent in Individual Capacity .................................................................................. 83
       16.9     Successor Agent ............................................................................................... 83
       16.10    Lender in Individual Capacity ................................................................................. 84
       16.11    Withholding Taxes ............................................................................................. 84
       16.12    Collateral Matters ............................................................................................ 86
       16.13    Restrictions on Actions by Lenders; Sharing of Payments ....................................................... 87
       16.14    Agency for Perfection ......................................................................................... 88
       16.15    Payments by Agent to the Lenders .............................................................................. 88
       16.16    Concerning the Collateral and Related Loan Documents .......................................................... 88
       16.17    Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and
                Information ................................................................................................... 88
       16.18    Several Obligations; No Liability ............................................................................. 89
       16.19    Legal Representation of Agent ................................................................................. 90

17.    GENERAL PROVISIONS ..................................................................................................... 90
       17.1     Section Headings .............................................................................................. 90
       17.2     Interpretation ................................................................................................ 90
       17.3     Severability of Provisions .................................................................................... 90
       17.4     Counterparts; Telefacsimile Execution ......................................................................... 90
       17.5     Revival and Reinstatement of Obligations ...................................................................... 90
       17.6     Integration ................................................................................................... 91
       17.7     Confidentiality ............................................................................................... 91
       17.8     Guarantors .................................................................................................... 91

                             EXHIBITS AND SCHEDULES

Exhibit A-1                         Form of Assignment and Acceptance
Exhibit C-1                         Form of Compliance Certificate
Exhibit 3.1(c)(i)                   Form of Concentration Account Agreement

Schedule A-1                        Agent's Account
Schedule C-1                        Commitments
Schedule D-1                        Designated Account
Schedule E-1                        Eligible Real Property
Schedule H-1                        HGI Subsidiaries
Schedule K-1                        KKR Subsidiaries
Schedule P-1                        Permitted Dispositions
Schedule P-2                        Permitted Liens
Schedule P-3                        Permitted Holders
Schedule R-1                        Real Property Collateral
Schedule 5.5                        Locations of Inventory and Equipment
Schedule 5.7                        Chief Executive Office
Schedule 5.8(b)                     Capitalization of Prandium's Subsidiaries
Schedule 5.10                       Litigation
Schedule 5.14                       Environmental Matters
Schedule 5.16                       Intellectual Property
Schedule 5.18                       Demand Deposit Accounts
Schedule 5.20                       Permitted Indebtedness
Schedule 7.21                       Permitted Inactive Subsidiary Indebtedness

                                                                   Exhibit 10(G)

                           LOAN AND SECURITY AGREEMENT

               THIS LOAN AND SECURITY AGREEMENT (this "Agreement"), is entered into as of July 2, 2002, between and among, on the one hand, the lenders identified on the signature pages hereof (such lenders, together with their respective successors and assigns, are referred to hereinafter each individually as a "Lender" and collectively as the "Lenders"), FOOTHILL CAPITAL CORPORATION, a California corporation, as the arranger and administrative agent for the Lenders ("Agent"), and, on the other hand, CHI-CHI'S, INC., a Delaware corporation ("Chi-Chi's"), KOO KOO ROO, INC., a Delaware corporation ("KKR"; KKR, together with Chi-Chi's, are referred to hereinafter each individually as a "Borrower", and individually and collectively, jointly and severally, as the "Borrowers"), PRANDIUM, INC., a Delaware corporation ("Prandium"), FRI-MRD CORPORATION, a Delaware corporation ("FRI-MRD"), FRI-ADMIN CORPORATION, a Delaware corporation ("FRI-Admin"), CCMR OF TIMONIUM, INC., a Delaware corporation, CCMR OF MARYLAND, INC., a Delaware corporation, CCMR OF CATONSVILLE, INC., a Kentucky corporation, CCMR OF GREENBELT, INC., a Kentucky corporation, CCMR OF RITCHIE HIGHWAY, INC., a Kentucky corporation, CCMR OF CUMBERLAND, INC., a Kentucky corporation, CCMR OF HARFORD COUNTY, INC., a Kentucky corporation, MAINTENANCE SUPPORT GROUP, INC., a Kentucky corporation, CCMR OF FREDERICK, INC., a Kentucky corporation, CHI-CHI'S OF WEST VIRGINIA, INC., a Kentucky corporation, and THE HAMLET GROUP, INC., a California corporation ("HGI").

               The parties agree as follows:

1.   DEFINITIONS AND CONSTRUCTION.

       1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

               "14% Notes" means the 14.0% senior secured discount notes issued by FRI-MRD in the aggregate principal amount of $24,000,000.

               "15% Notes" means the 15.0% senior unsecured discount notes issued by FRI-MRD in the aggregate principal amount of approximately $75,000,000.

               "Account Debtor" means any Person who is or who may become obligated under, with respect to, or on account of, an Account, chattel paper, or a General Intangible.

               "Accounts" means all currently existing and hereafter arising accounts, contract rights, and other forms of obligations owing to a Person arising out of the sale or lease of goods or the rendition of services by such Person, irrespective of whether earned by performance, and any and all credit insurance, guaranties, or security therefor.

                 "Additional Documents" has the meaning set forth in Section
4.4.

                 "Advances" has the meaning set forth in Section 2.1(a).

                 "Affiliate" means, as applied to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of Section 7.14 hereof: (a) any Person which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed to control such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed to be an Affiliate of such Person.

                 "Agent" means Foothill, solely in its capacity as agent for the Lenders hereunder, and any successor thereto.

                 "Agent's Account" means the account identified on Schedule A-1.

                 "Agent Advance" has the meaning set forth in Section 2.3(e)(i).

                 "Agent's Liens" means the Liens granted by Borrowers or the Guarantors to Agent for the benefit of the Lender Group under this Agreement or the other Loan Documents.

                 "Agent-Related Persons" means Agent together with its Affiliates, officers, directors, employees, and agents.

                 "Agreement" has the meaning set forth in the preamble hereto.

                 "Applicable Real Estate Advance Rate" shall mean, (i) during the period of time from and including the Closing Date up to but not including the date that is the first anniversary of the Closing Date, 80%; (ii) during the period of time from and including the date that is the first anniversary of the Closing Date up to but not including the date that is the second anniversary of the Closing Date, 75%; (iii) during the period of time from and including the date that is the second anniversary of the Closing Date up to but not including the date that is the third anniversary of the Closing Date, 70%; and (iv) during the period of time from and including the date that is the third anniversary of the Closing Date up to the Maturity Date, 65%.

                 "Assignee" has the meaning set forth in Section 14.1.

                 "Assignment and Acceptance" means an Assignment and Acceptance in the form of Exhibit A-1.

                 "Authorized Person" means (a) any officer of either Borrower, or (b) any employee of any Borrower identified from time to time by an officer of such Borrower in a writing delivered to Agent.

                 "Availability" means, as of any date of determination thereof, if such date is a Business Day, and determined at the close of business on the immediately preceding Business Day if such date of determination is not a Business Day, the amount that Borrowers are entitled to borrow as Advances under
Section 2.1 (after giving effect to all then outstanding Obligations and all sublimits and reserves applicable hereunder).

                 "Bankruptcy Code" means the United States Bankruptcy Code, as in effect from time to time.

                 "Base Rate" means the rate of interest announced within Wells Fargo at its principal office in San Francisco as its "prime rate", with the understanding that the "prime rate" is one of Wells Fargo's base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo may designate.

                 "Base Rate Loan" means each portion of an Advance that bears interest at a rate determined by reference to the Base Rate.

                 "Base Rate Margin" means 4.25 percentage points.

                 "Benefit Plan" means a "defined benefit plan" (as defined in Section 3(35) of ERISA) for which Prandium or any Subsidiary or ERISA Affiliate of Prandium has been an "employer" (as defined in Section 3(5) of ERISA) within the past six years.

                 "Blockage Event" means (a) a Default under Section 8.1 or (b) any Event of Default.

                 "Board of Directors" means the board of directors (or comparable managers) of Prandium or any committee thereof duly authorized to act on behalf of the board.

                 "Books" means all of a Person's books and records, including records indicating, summarizing, or evidencing the Collateral or the Guarantor Collateral and all computer programs, disk or tape files, printouts, runs, or other computer prepared information relating to the foregoing.

                 "Borrower" and "Borrowers" have the respective meanings set forth in the preamble to this Agreement.

                 "Borrower Stock Pledge Agreement" means a stock pledge agreement, in form and substance satisfactory to Agent, executed and delivered by Borrowers to Agent with respect to the pledge of the Stock owned by Borrowers (other than the Stock of the KKR Subsidiaries owned by KKR).

                 "Borrowing" means a borrowing hereunder consisting of Advances made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of an Agent Advance.

                 "Borrowing Base" has the meaning set forth in Section 2.1.

                 "Business Day" means any day that is not a Saturday, Sunday, or other day on which national banks are authorized or required to close.

                 "Capital Lease" means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

                 "Capitalized Lease Obligation" means any Indebtedness represented by obligations under a Capital Lease.

                 "Cash Equivalents" means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody's,
(c) commercial paper maturing no more than 270 days from the date of acquisition thereof and, at the time of acquisition, having a rating of A-1 or P-1, or better, from S&P or Moody's, and (d) certificates of deposit or bankers' acceptances maturing within 1 year from the date of acquisition thereof that are either (i) issued by any bank organized under the laws of the United States or any state thereof which bank has a rating of A or A2, or better, from S&P or Moody's, or (ii) in an amount less than or equal to $100,000 in the aggregate issued by any other bank insured by the Federal Deposit Insurance Corporation.

                 "Change of Control" means (a) any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than Permitted Holders, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 30% or more of the Stock of Prandium, having the right to vote for the election of members of the Board of Directors, or (b) a majority of the members of the Board of Directors do not constitute Continuing Directors, or (c) any Obligor ceases to directly own and control 100% of the outstanding capital Stock of each of its respective Subsidiaries extant as of the Closing Date (other than directors' qualifying shares, shares that were issued to third Persons in order to qualify the issuer to acquire a liquor license, and other than shares of Stock sold or otherwise disposed of pursuant to a Permitted Disposition).

               "Chi-Chi's" has the meaning set forth in the preamble to this Agreement.

               "Chi-Chi's Subsidiaries" means CCMR of Timonium, Inc., a Delaware corporation, CCMR of Maryland, Inc., a Delaware corporation, CCMR of Catonsville, Inc., a Kentucky corporation, CCMR of Greenbelt, Inc., a Kentucky corporation, CCMR of Ritchie Highway, Inc., a Kentucky corporation, CCMR of Cumberland, Inc., a Kentucky corporation, CCMR of Harford County, Inc., a Kentucky corporation, Maintenance Support Group, Inc., a Kentucky corporation, CCMR of Frederick, Inc., a Kentucky corporation, and Chi-Chi's of West Virginia, Inc., a Kentucky corporation.

               "Closing Date" means the date of the first to occur of the making of the initial Advance or the issuance of the initial Letter of Credit.

               "Closing Date Business Plan" means the set of Projections of Prandium and its Subsidiaries, for the period from the Closing Date through December 31, 2002 (on a month by month basis), on a consolidated basis and in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Agent.

               "Code" means the California Uniform Commercial Code, as in effect from time to time.

               "Collateral" means all of each Borrower's now owned or hereafter acquired right, title, and interest in and to each of the following:

                        (a) Accounts,

                        (b) Books,

                        (c) Equipment,

                        (d) General Intangibles,

                        (e) Inventory,

                        (f) Investment Property, other than the Stock of HGI owned by FRI-MRD,

                        (g) Negotiable Collateral,

                        (h) Real Property Collateral,

                        (i) deposit accounts,

                        (j) any money or other assets of each such Borrower that now or hereafter come into the possession, custody, or control of any member of the Lender Group, and

                     (k) the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the foregoing, and any and all Accounts, Books, Equipment, General Intangibles, Inventory, Investment Property, Negotiable Collateral, Real Property, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

              "Collateral Access Agreement" means a landlord waiver, mortgagee waiver, bailee letter, or acknowledgement agreement of any warehouseman, processor, lessor, or other Person in possession of, having a Lien upon, or having rights or interests in the Equipment or Inventory, in each case, in form and substance reasonably satisfactory to Agent.

              "Collections" means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) of the Obligors.

              "Commitment" means, with respect to each Lender, its Revolver Commitment, Letter of Credit Commitment, or Total Commitment, as the context requires, and, with respect to all Lenders, their Revolver Commitments, Letter of Credit Commitments, or Total Commitments, as the context requires, in each case as such Dollar amounts are set forth beside such Lender's name under the applicable heading on Schedule C-1 or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.1.

              "Compliance Certificate" means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer of Prandium to Agent.

              "Concentration Account" means (a) in the case of Chi-Chi's, account number 4296-911985 of Chi-Chi's maintained with the Concentration Account Bank, (b) in the case of KKR, account number 4763-395365 of KKR maintained with the Concentration Account Bank, (c) in the case of FRI-Admin, account number 4296-912033 of FRI-Admin maintained with the Concentration Account Bank, (d) in the case of HGI, account number 4296-912090 of HGI maintained with the Concentration Account Bank; or, in each case, such other account established and maintained with the Concentration Account Bank and designated in writing from time to time by Borrowers to Agent upon 30 days or more prior written notice.

              "Concentration Account Bank" means (a) Wells Fargo Bank, N.A., whose office is located in San Francisco, California and whose ABA number is 121000248, or (b) any other domestic commercial bank that is reasonably acceptable to Agent and is designated in writing from time to time by Borrowers to Agent upon 30 days or more prior written notice, subject to the execution and delivery of such concentration account agreements as are in form and substance reasonably satisfactory to Agent.

              "Confirmation Orders" means the confirmation orders entered by the bankruptcy court pursuant to the Insolvency Proceedings of Prandium and FRI-MRD.

              "Continuing Director" means (a) any member of the Board of Directors who was a director (or comparable manager) of Prandium on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Prandium (as such terms are used in Rule 14a-11 under the Exchange Act), and whose initial assumption of office resulted from such contest or the settlement thereof.

              "Control Agreement" means a control agreement (a) for any Securities Account or any deposit account, as applicable, which has a balance at any time in excess of $10,000; and (b) which is in form and substance reasonably satisfactory to Agent, among an Obligor, Agent, and the applicable securities intermediary with respect to a Securities Account or a bank with respect to a deposit account.

              "Daily Balance" means, with respect to each day during the term of this Agreement, the amount of an Obligation owed at the end of such day.

              "DDA" means any checking or other demand deposit account.

              "Default" means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

              "Defaulting Lender" means any Lender that fails to make any Advance (or other extension of credit) that it is required to make hereunder on the date that it is required to do so hereunder.

              "Defaulting Lender Rate" means (a) the Base Rate for the first 3 days from and after the date the relevant payment is due, and (b) thereafter, at the interest rate then applicable to Advances that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).

              "Designated Account" means that certain DDA of Borrowers identified on Schedule D-1.

              "Disbursement Letter" means an instructional letter executed and delivered by each Borrower to Agent regarding the extensions of credit to be made on the Closing Date, the form and substance of which is reasonably satisfactory to Agent.

              "Dollars" or "$" means United States dollars.

              "EBITDA" means, with respect to any fiscal period of a Person, such Person's earnings (excluding extraordinary items (determined in accordance with GAAP), non-cash impairment charges relating to goodwill, and any non-ordinary decreases in such Person's reserves for self-insurance liabilities), plus (except to the extent attributable to extraordinary items (determined in accordance with GAAP)) the amount of any interest, taxes, depreciation, amortization and restructuring costs deducted in arriving at such earnings, and, without duplication, plus losses and less gains upon dispositions of properties added or deducted in arriving at such earnings. With respect to any determination of EBITDA for any Subsidiaries of FRI-MRD, such EBITDA shall be determined after the allocation of the expenses of Prandium and FRI-MRD to such Subsidiaries in accordance with the historical practices of Prandium and FRI-MRD.

              "Eligible Real Property" means the fee simple parcels of Real Property identified on Schedule E-1 that are and at all times continue to be reasonably acceptable to Agent in all respects and that: (a) are owned by Chi-Chi's or Prandium, (b) are the subject of a first priority perfected Lien in favor of Agent pursuant to a Mortgage, and (c) are subject to no other Liens other than Permitted Liens.

              "Eligible Transferee" means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $250,000,000, provided that such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of $250,000,000, (d) any Affiliate (other than individuals) of a Lender that was party hereto as of the Closing Date, (e) so long as no Event of Default has occurred and is continuing, any other Person approved by Agent and Borrowers, and (f) during the continuation of an Event of Default, any other Person approved by Agent.

              "Environmental Actions" means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials from (a) any assets, properties, or businesses of Prandium or any of its Subsidiaries or any predecessor in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by Prandium or any of its Subsidiaries or any predecessor in interest.

              "Environmental Law" means any applicable federal, state, provincial, or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, to the extent binding on Prandium or any of its Subsidiaries, relating to the environment, employee health and safety, or Hazardous Materials, including CERCLA; RCRA; the Federal Water Pollution Control Act, 33 USC (S) 1251 et seq; the Toxic Substances Control Act, 15 USC, (S) 2601 et seq; the Clean Air Act, 42

USC (S) 651 et seq.; the Safe Drinking Water Act, 42 USC (S) 3803 et seq.; the Oil Pollution Act of 1990, 33 USC (S) 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC (S) 11001 et seq.; the Hazardous Material Transportation Act, 49 USC (S) 1801 et seq.; and the Occupational Safety and Health Act, 29 USC (S) 651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); any state and local counterparts or equivalents, in each case as amended from time to time.

          "Environmental Liabilities and Costs" means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any Environmental Action.

          "Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

          "Equipment" means all of a Person's present and hereafter acquired machinery, machine tools, equipment, motors, furniture, furnishings, fixtures, vehicles (including motor vehicles and trailers), tools, parts, goods (other than consumer goods, farm products, or Inventory), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

          "ERISA Affiliate" means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Prandium or any of its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Prandium or any of its Subsidiaries under IRC
Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Prandium or any of its Subsidiaries is a member under IRC
Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with Prandium or any of its Subsidiaries and whose employees are aggregated with the employees of Prandium or any of its Subsidiaries under IRC Section 414(o).

          "Event of Default" has the meaning set forth in Section 8.

          "Excess Availability" means the amount, as of the date any determination thereof is to be made, equal to Availability minus the aggregate amount, if any, of all trade payables of Borrowers aged in excess of historical levels with respect thereto and all book overdrafts in excess of historical practices with respect thereto, in each case as determined by Agent in its Permitted Discretion.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and any successor statute thereto.

          "Existing Lender" means Foothill.

          "Existing Loan Agreement" means that certain Amended and Restated Loan and Security Agreement, dated as of July 19, 2000, by and among Prandium, FRI-MRD, Chi-Chi's, each of their subsidiaries, and Foothill.

          "Fee Letter" means that certain fee letter, dated as of even date herewith, among Borrowers and Agent, in form and substance satisfactory to Agent.

          "FEIN" means Federal Employer Identification Number.

          "Foothill" means Foothill Capital Corporation, a California corporation.

          "FRI-Admin" has the meaning set forth in the preamble to this Agreement.

          "FRI-MRD" has the meaning set forth in the preamble to this Agreement.

          "Funding Date" means the date on which a Borrowing occurs.

          "GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

          "General Intangibles" means all of a Person's present and future general intangibles and other personal property (including contract rights, rights arising under common law, statutes or regulations, choses or things in action, goodwill, patents, trade names, trademarks, servicemarks, the goodwill symbolized by such trade names, trademarks, and servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, literature, reports, catalogs, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims), other than its goods, Accounts, Investment Property, and Negotiable Collateral.

          "Governing Documents" means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

          "Governmental Authority" means any federal, state, local, or other governmental or administrative body, instrumentality, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

          "Guarantor" means any one or more of Prandium, FRI-MRD, FRI-Admin, HGI, each of the Chi-Chi's Subsidiaries, and each of the other Subsidiaries of Prandium from time to time party to the Guaranty.

          "Guarantor Collateral" means the properties and assets of the Guarantors that are hypothecated by them in favor of Agent pursuant to the Loan Documents.

          "Guarantor Security Agreement" means that certain security agreement executed and delivered by Guarantors in favor of Agent, for the benefit of the Lender Group, in form and substance satisfactory to Agent.

          "Guarantor Stock Pledge Agreement" means a stock pledge agreement, in form and substance satisfactory to Agent, executed and delivered by the Guarantors to Agent with respect to the pledge of the Stock owned by the Guarantors (other than the Stock of HGI).

          "Guaranty" means that certain general continuing guaranty executed and delivered by Guarantors in favor of Agent, for the benefit of the Lender Group, in form and substance satisfactory to Agent.

          "Hazardous Materials" means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity", (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

          "Headquarters Property" means the Real Property of Prandium located at 2701 Alton Parkway, Irvine, California.

          "HGI" shall have the meaning set forth in the preamble to this Agreement.

          "HGI Prepayment" means the "Hamlet Prepayment" as that term is defined in Section 1.45 of the Plan of Reorganization.

          "HGI Sale" means (a) the sale by FRI-MRD of all of the issued and outstanding Stock owned by FRI-MRD of HGI, or (b) the sale of all or substantially all of the assets of HGI and the HGI Subsidiaries.

          "HGI Subsidiaries" means those Persons identified on Schedule H-1.

          "Inactive Subsidiary" means (a) Inner Harbor, and (b) each of the KKR Subsidiaries.

          "Indebtedness" means, with respect to any Person, (a) all obligations for borrowed money, (b) all monetary obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all monetary obligations under Capital Leases, (d) all obligations of others secured by a Lien on any property or asset of such Person, irrespective of whether such obligation is assumed, and (e) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any Indebtedness of any other Person. The foregoing to the contrary notwithstanding, the term "Indebtedness" shall not include (i) any liability of a Person for the deferred purchase price of services or property incurred in the ordinary course of business, and (ii) interest rate caps, collars, and other insurance-type financial products. For purposes of this definition, if the obligation of any other Person secured by a Lien in item (d) of this definition is not a monetary obligation, then the amount of such obligation shall equal the lesser of the value of the asset encumbered by such Lien and the reasonably estimated amount of the secured obligation.

          "Indemnified Liabilities" has the meaning set forth in Section 11.3.

          "Indemnified Person" has the meaning set forth in Section 11.3.

          "Inner Harbor" means CCMR of Inner Harbor, Inc., a Kentucky corporation.

          "Insolvency Event" means, with respect to any Person, the occurrence of any of the following: (a) such Person shall be adjudicated insolvent or bankrupt, or shall generally fail to pay or admit in writing its inability to pay its debts as they become due, (b) such Person shall seek dissolution, reorganization under the Bankruptcy Code or other insolvency law, or the appointment of a receiver, trustee, custodian or liquidator for it or a substantial portion of its property, assets or business or to effect a plan or other arrangement generally with its creditors, (c) such Person shall make a general assignment for the benefit of its creditors, or consent to or acquiesce in the appointment of a receiver, trustee, custodian or liquidator for a substantial portion of its property, assets or business, (d) such Person shall file a voluntary petition under any bankruptcy, insolvency or similar law, or
(e) such Person, or a substantial portion of its property, assets or business shall become the subject of an involuntary proceeding or petition for its dissolution, reorganization, or the appointment of a receiver, trustee, custodian or liquidator or shall become subject to any writ, judgment, warrant of attachment, execution or similar process, and any such proceeding, petition, writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 30 days after commencement, filing or levy, as the case may be, or any order for relief shall be entered in any such proceeding.

          "Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, general assignments for the benefit of creditors, moratoria, compositions, or extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

              "Inventory" means all present and future inventory in which a Person has any interest, including goods held for sale or lease or to be furnished under a contract of service, raw materials, work in process, or materials, wherever located.

              "Intercompany Subordination Agreement" means a subordination agreement executed and delivered by Borrowers, Prandium, FRI-MRD, FRI-Admin, the Chi-Chi's Subsidiaries, the KKR Subsidiaries, HGI, the HGI Subsidiaries, Inner Harbor, and Agent, the form and substance of which is reasonably satisfactory to Agent.

              "Investment Property" means all of a Person's present and future "investment property" as that term is defined in the Code.

              "Investments" means (a) the acquisition of securities (whether debt or equity) of, or other ownership interests in, a Person, (b) loans, advances, capital contributions, or transfers of property to a Person (other than pursuant to a Permitted Disposition), or (c) the acquisition of all or substantially all of the properties or assets of a Person.

              "IRC" means the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder.

              "Issuing Lender" means Foothill or any other Lender that, at the request of Borrowers and with the consent of Agent agrees, in such Lender's sole discretion, to become an Issuing Lender for the purpose of issuing L/Cs or L/C Undertakings pursuant to Section 2.12.

              "KKR" shall have the meaning set forth in the preamble to this Agreement.

              "KKR Subsidiaries" means those Persons identified on Schedule K-1.

              "L/C" means a letter of credit issued by the Issuing Lender.

              "L/C Disbursement" means a payment made by Agent pursuant to a Letter of Credit.

              "L/C Undertaking" means the purchase of participations or execution of indemnities or reimbursement obligations with respect to an L/C.

              "Lender" and "Lenders" have the respective meanings set forth in the preamble to this Agreement, and shall include any other Person made a party to this Agreement in accordance with the provisions of Section 14.1.

              "Lender Group" means, individually and collectively, each of the Lenders (including the Issuing Lender) and Agent.

              "Lender Group Expenses" means all (a) costs or expenses (including taxes and insurance premiums) required to be paid by Prandium or its Subsidiaries under any of the Loan Documents that are paid or incurred by the Lender Group, (b) actual out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group's transactions with Prandium and its Subsidiaries, including, feesor charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office), filing, recording, publication, appraisal (including periodic Collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) actual out-of-pocket costs and expenses incurred by Agent in the disbursement of funds to Borrowers (by wire transfer or otherwise), (d) actual out-of-pocket charges paid or incurred by Agent resulting from the dishonor of checks, (e) reasonable costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) actual out-of-pocket audit fees and expenses of Agent related to audit examinations of the Books to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, (g) reasonable costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group's relationship with Prandium and its Subsidiaries or any guarantor of the Obligations, (h) Agent's and each Lender's reasonable fees and expenses (including attorneys fees) incurred in advising, structuring, drafting, reviewing, administering, or amending the Loan Documents, and (i) Agent's and each Lender's reasonable fees and expenses (including attorneys fees) incurred in terminating, enforcing (including attorneys fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning any Borrower or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.

              "Lender-Related Person" means, with respect to any Lender, such Lender, together with such Lender's Affiliates, and the officers, directors, employees, and agents of such Lender.

              "Letter of Credit" means an L/C or an L/C Undertaking, as the context requires, issued for the benefit of any Borrower.

              "Letter of Credit Commitment" means, with respect to each Lender, its Letter of Credit Commitment, and, with respect to all Lenders, their Letter of Credit Commitments, in each case as such Dollar amounts are set forth beside such Lender's name under the applicable heading on Schedule C-1 or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.1.

              "Letter of Credit Usage" means the sum of (a) the undrawn amount of Letters of Credit, plus (b) the amount of unreimbursed drawings under Letters of Credit.

              "Lien" means any interest in property securing an obligation owed to, or a claim by, any Person other than the owner of the property, whether such interest shall be based on the common law, statute, or contract, whether such interest shall be recorded or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, adverse claim or charge, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

              "Liquidity Reserve" means a reserve equal to $3,000,000; provided, however, that, so long as no Event of Default has occurred and is continuing on each such date, such reserve shall be reduced to (a) $2,000,000 on the date that is 90 days after the Closing Date; (b) $1,000,000 on the date that is 180 days after the Closing Date; and (c) $0 on the date that is 270 days after the Closing Date.

              "Loan Account" has the meaning set forth in Section 2.10.

              "Loan Documents" means this Agreement, the Control Agreements, the Disbursement Letter, the Fee Letter, the Guarantor Security Agreement, the Guaranty, the Intercompany Subordination Agreement, the Letters of Credit, the Mortgages, the Borrower Stock Pledge Agreement, the Guarantor Stock Pledge Agreement, the Trademark Security Agreement, any note or notes executed by Borrowers in connection with this Agreement and payable to a member of the Lender Group, and any other agreement entered into, now or in the future, in connection with this Agreement.

              "Material Adverse Change" means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of any Borrower, or (b) a material impairment of Prandium's or its Subsidiaries' ability to perform their obligations under the Loan Documents to which they are parties or of the Lender Group's ability to enforce the Obligations or realize upon the Collateral, or
(c) a material impairment of the enforceability or priority of the Agent's Liens with respect to the Collateral as a result of an action or failure to act on the part of any Borrower.

              "Maturity Date" has the meaning set forth in Section 3.4.

              "Maximum Amount" means $15,000,000.

              "Maximum Revolver Amount" means $4,000,000.

              "Mortgages" means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by Chi-Chi's or Prandium in favor of Agent, for the benefit of the Lender Group, in form and substance satisfactory to Agent, that encumber the Real Property Collateral and the related improvements thereto.

              "Negotiable Collateral" means all of a Person's present and future letters of credit, notes, drafts, instruments, documents, and personal property leases (wherein such Person is the lessor), and chattel paper and Books relating to any of the foregoing.

              "New FRI-MRD Notes" means the "New FRI-MRD Notes", as that term is defined in Section 1.57 of the Plan of Reorganization, and any "PIK Notes" (as defined in the New FRI-MRD Notes) issued in connection therewith.

              "Obligations" means all loans, Advances, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), contingent reimbursement obligations owing to the Lender Group under any outstanding Letters of Credit, premiums, liabilities (including all amounts charged to the Loan Account pursuant hereto), obligations, fees (including the fees provided for in the Fee Letter), charges, Lender Group Expenses (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued), lease payments, guaranties, covenants, and duties owing by Borrowers to Lender Group of any kind and description pursuant to the Loan Documents. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements, thereto and thereof, as applicable, both prior and subsequent to any Insolvency Proceeding.

              "Obligor" means any Borrower or Guarantor.

              "Orderly Liquidation Value" means, with respect to any Real Property, the orderly liquidation value of such Real Property as determined from time to time by a qualified appraisal company selected by Agent.

              "Originating Lender" has the meaning set forth in Section 14.1(e).

              "Overadvance" has the meaning set forth in Section 2.5.

              "Participant" has the meaning set forth in Section 14.1(e).

              "Permitted Discretion" means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

              "Permitted Dispositions" means (a) sales or other dispositions by any Borrower or its Subsidiaries of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of business, (b) sales by any Borrower or its Subsidiaries of Inventory to buyers in the ordinary course of business, (c) the transfer of Equipment or Inventory in the ordinary course of business from (i) a Borrower to another Borrower, (ii) Chi-Chi's to a Chi-Chi's Subsidiary, (iii) a Chi-Chi's Subsidiary to Chi-Chi's or another Chi-Chi's Subsidiary,

(d) the use or transfer of money or Cash Equivalents by Prandium or its Subsidiaries in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents (including, without limitation, as permitted by Section 7.8(a)(iv)), (e) the licensing by any Borrower or its Subsidiaries, on a non-exclusive basis (or on an exclusive basis so long as the license relates to a market segment different than the market segments in which Prandium and its Subsidiaries are conducting business), of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, (f) the HGI Sale so long as (i) the HGI Sale is consummated in accordance with the applicable provisions of the Plan of Reorganization, (ii) the net proceeds of the HGI Sale are first used to repay in full in cash any Permitted Intercompany Advances owed by HGI or the HGI Subsidiaries to any of the Obligors (other than HGI), and (iii) the net proceeds of the HGI Sale are next used to pay the HGI Prepayment before such net proceeds are used for any other purpose, (g) the dissolution of the Inactive Subsidiaries, (h) the sale or other disposition of the properties set forth on Schedule P-1 for the applicable amount identified to such property on the schedule, and (i) so long as no Event of Default has occurred and is continuing, the sale or other disposition, pursuant to a condemnation or the threat of a condemnation, of Borrowers' restaurant located at 952 3rd Street, Huntington, West Virginia.

              "Permitted Holders" means the Persons identified on Schedule P-3.

              "Permitted Intercompany Advances" means loans or advances (a) from a Borrower to another Borrower, (b) from a Borrower to HGI or one or more of the HGI Subsidiaries, so long as the aggregate amount of all such loans or advances outstanding to HGI and the HGI Subsidiaries, collectively, does not exceed $10,000 per year, (c) from a Borrower to any of the Chi-Chi's Subsidiaries, from any of the Chi-Chi's Subsidiaries to a Borrower, or from any of the Chi-Chi's Subsidiaries to any of the other Chi-Chi's Subsidiaries, or (d) from a Borrower to any of the Inactive Subsidiaries, so long as the aggregate amount of all such loans or advances outstanding to all Inactive Subsidiaries, collectively, does not exceed $10,000 per year.

              "Permitted Investments" means (a) Investments in Cash Equivalents,
(b) Investments in negotiable instruments for collection, (c) advances made in connection with purchases of goods or services in the ordinary course of business, (d) Permitted Intercompany Advances, (e) Permitted Parent Distributions, and (f) Investments by any Obligor in any other Obligor that is a wholly-owned Subsidiary of the Person making the Investment.

              "Permitted Liens" means: (a) Liens held by Agent for the benefit of Agent and the Lenders under the Loan Documents, (b) Liens for unpaid taxes that either (i) are not yet delinquent or (ii) do not constitute an Event of Default hereunder and are the subject of Permitted Protests, (c) Liens set forth on Schedule P-2, (d) the interests of lessors under operating leases and interests of licensees or franchisees in any Borrower's intellectual property, and (e) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as such Lien attaches only to the asset purchased or acquired and the proceeds thereof,

(f) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business of Prandium and its Subsidiaries and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, (ii) are the subject of Permitted Protests, or (iii) in the aggregate are de minimis in amount, (g) Liens arising from deposits made in connection with obtaining worker's compensation or other unemployment insurance,
(h) Liens or deposits to secure performance of bids, tenders or leases, incurred in the ordinary course of business of Prandium and its Subsidiaries and not in connection with the borrowing of money, (i) Liens granted as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business, (j) Liens resulting from any judgment or award that is not an Event of Default hereunder, (k) Liens with respect to the Real Property Collateral, that are exceptions to the commitments for title insurance issued in connection with the Mortgages as accepted by Agent, (l) with respect to any Real Property that is not part of the Real Property Collateral, easements, rights of way and zoning restrictions that do not materially interfere with or impair the use or operation thereof by Prandium or its Subsidiaries, (m) other Liens imposed by operation of law that do not materially affect Prandium's or its Subsidiaries' ability to perform their respective obligations under the Loan Documents, (n) Liens arising from the security deposit made with Wells Fargo in the amount of $500,000, and (o) the pledge of the Stock of HGI owned by FRI-MRD in accordance with the applicable provisions of the New FRI-MRD Notes.

              "Permitted Parent Distributions" means (a) so long as no Triggering Event exists and is continuing at the time of such payment or would result therefrom, loans by a Borrower, or the declaration and payments of dividends or other distributions in cash by a Borrower, to FRI-MRD or FRI-Admin to enable FRI-MRD or FRI-Admin to make loans to or declare and pay dividends or other distributions in cash to Prandium to make payment of its general and administrative operating expenses and federal, state, local, and foreign taxes and other assessments of a similar nature (whether imposed directly or through withholding) then due and owing, in each case, as determined in good faith by the Board of Directors and to the extent arising from or directly related to Prandium's ownership interest in FRI-MRD and its Subsidiaries, if and so long as FRI-MRD, FRI-Admin, and Prandium each promptly uses the proceeds of such loans, dividends, or other distributions solely for such purposes; and (b) so long as no Blockage Event exists and is continuing at the time of such payment or would result therefrom, and so long as the aggregate amount of all loans, dividends, or distributions made under this clause do not exceed $2,000,000 in any fiscal year, loans by a Borrower, or the declaration and payments of dividends or other distributions in cash by a Borrower, to FRI-MRD or FRI-Admin to enable FRI-MRD or FRI-Admin to make loans to or declare and pay dividends or other distributions in cash to Prandium to redeem shares of Stock of Prandium held by its officers, directors, or employees or its former officers, directors, or employees (or their estates or beneficiaries under their estates) that were issued pursuant to any stock option plan, restricted stock plan, or similar arrangement, upon the death, disability, retirement, termination of employment, or pursuant to the terms under which such shares of Stock were issued, if and so long as FRI-MRD, FRI-Admin, and Prandium each promptly uses the proceeds of such loans, dividends, or other distributions solely for such purposes.

              "Permitted Protest" means the right of Prandium or any of its Subsidiaries, as applicable, to protest any Lien (other than any such Lien that secures the Obligations), taxes (other than taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) if required under GAAP, a reserve with respect to such obligation is established on the books of Prandium or any of its Subsidiaries, as applicable under the circumstances, (b) any such protest is promptly instituted and diligently prosecuted by Prandium or any of its Subsidiaries, as applicable, in good faith, and (c) Agent is reasonably satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Agent's Liens.

              "Permitted Purchase Money Indebtedness" means, as of any date of determination, Purchase Money Indebtedness incurred (i) to finance the acquisition of Equipment after the Closing Date, in an aggregate principal amount outstanding at any one time not in excess of $5,000,000, and (ii) to finance the acquisition of Real Property (and related improvements) after the Closing Date, in an aggregate principal amount outstanding at any one time not in excess of $2,000,000.

              "Person" means and includes natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

              "Personal Property Collateral" means all Collateral other than Real Property.

              "Plan" means any employee benefit plan, program, or arrangement maintained or contributed to by Prandium or its Subsidiaries or with respect to which it may incur liability.

              "Plan of Reorganization" means a joint plan of reorganization to be filed by each of Prandium and FRI-MRD pursuant to their voluntary pre-negotiated or prepackaged insolvency proceedings under Chapter 11 of the Bankruptcy Code, which plan shall be in form and substance satisfactory to Agent.

              "Prandium" has the meaning set forth in the preamble to this Agreement.

              "Projections" means Prandium's and its Subsidiaries' forecasted
(a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Prandium's and its Subsidiaries' historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

              "Pro Rata Share" means:

                      (a) with respect to a Lender's obligation to make Advances and receive payments of principal, interest, fees, costs, and expenses with respect thereto, the percentage obtained by dividing (i) such Lender's Revolver Commitment, by (ii) the aggregate Revolver Commitments of all Lenders,

                     (b) with respect to a Lender's obligation to participate in Letters of Credit, to reimburse the Issuing Lender, and to receive payments of fees with respect thereto, the percentage obtained by dividing (i) such Lender's Letter of Credit Commitment, by (ii) the aggregate Letter of Credit Commitments of all Lenders, and

                     (c) with respect to all other matters (including the indemnification obligations arising under Section 16.7), the percentage obtained by dividing (i) such Lender's Total Commitment, by (ii) the aggregate amount of Total Commitments of all Lenders; provided, however, that, in each case, in the event all Commitments have been terminated, Pro Rata Share shall be determined according to the Commitments in effect immediately prior to such termination.

              "Purchase Money Indebtedness" means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

              "Real Property" means any real property fee estates or leasehold interests now owned or hereafter acquired by Prandium or its Subsidiaries.

              "Real Property Collateral" means the parcels of Real Property and the related improvements thereto identified on Schedule R-1 and any Real Property fee estates hereafter acquired by any Obligor.

              "Record" means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

              "Relyea Employment Agreement" means the Second Amended and Restated Employment Agreement, dated as of July 13, 2000, by and among Prandium and certain of its Subsidiaries and Kevin S. Relyea.

              "Remedial Action" means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (d) conduct any other actions authorized by 42 USC ss. 9601.

              "Report" has the meaning set forth in Section 16.17.

              "Required Availability" means Excess Availability and unrestricted cash and Cash Equivalents in an amount of not less than $500,000.

            "Required Lenders" means, at any time, (a) Agent, and (b) Lenders whose Pro Rata Shares aggregate 51% of the Total Commitments, or if the Commitments have been terminated irrevocably, 51% of the Obligations then outstanding.

            "Revolver Commitment" means, with respect to each Lender, its Revolver Commitment, and, with respect to all Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Lender's name under the applicable heading on Schedule C-1 or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.1.

            "Revolver Usage" means, on the date any determination thereof is to be made, the sum of (a) the outstanding amount of the Advances, plus (b) the Letter of Credit Usage.

            "Risk Participation Liability" means, as to each Letter of Credit, all reimbursement obligations of Borrowers to the Issuing Lender with respect to an L/C Undertaking, consisting of (a) the amount available to be drawn or which may become available to be drawn, (b) all amounts that have been paid by the Issuing Lender to the Underlying Issuer to the extent not reimbursed by Borrowers, whether by the making of an Advance or otherwise, and (c) all accrued and unpaid interest, fees, and expenses payable with respect thereto.

            "SEC" means the United States Securities and Exchange Commission and any successor Federal agency having similar powers.

            "Securities Account" means a "securities account" as that term is defined in the Code.

            "Settlement" has the meaning set forth in Section 2.3(f)(i).

            "Settlement Date" has the meaning set forth in Section 2.3(f)(i).

            "Solvent" means, with respect to any Person on a particular date, that such Person is not insolvent (as such term is defined in the Uniform Fraudulent Transfer Act).

            "Stock" means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

            "Subsidiary" of a Person means a corporation, partnership, limited liability company, or other Person in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or other comparable managers) of such corporation, partnership, limited liability company, or other Person.

            "Swing Lender" means Foothill or any other Lender that, at the request of Borrowers and with the consent of Agent agrees, in such Lender's sole discretion, to become the Swing Lender hereunder.

            "Swing Loan" has the meaning set forth in Section 2.3(d)(i).

            "Taxes" has the meaning set forth in Section 16.11(e).

            "Total Commitment" means, with respect to each Lender, its Total Commitment, and, with respect to all Lenders, their Total Commitments, in each case as such Dollar amounts are set forth beside such Lender's name under the applicable heading on Schedule C-1 attached hereto or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.1.

            "Total Debt" means, as of any date of determination, all outstanding Indebtedness of Prandium and any of its Subsidiaries, determined on a consolidated basis, after eliminating intercompany items, in accordance with GAAP.

            "Trademark Security Agreement" means a trademark security agreement executed and delivered by each Borrower, each Guarantor, and Agent, the form and substance of which is satisfactory to Agent.

            "Triggering Event" means any of (a) the occurrence and continuation of an Event of Default under Section 8.1, or (b) the occurrence of an Insolvency Event relative to any Obligor.

            "UCC Filing Authorization Letter" means a letter duly executed by each Obligor authorizing the Agent to file appropriate financing statements on Form UCC-1 without the signature of such Obligor in such office or offices as may be necessary or, in the opinion of the Agent, desirable to perfect the security interests purported to be created by this Loan Agreement, the Guarantor Security Agreement, the Borrower Stock Pledge Agreement, the Guarantor Stock Pledge Agreement, or each Mortgage.

            "Underlying Issuer" means a third Person which is the beneficiary of an L/C Undertaking and which has issued a letter of credit at the request of the Issuing Lender for the benefit of any Borrower.

            "Underlying Letter of Credit" means a letter of credit that has been issued by an Underlying Issuer.

            "Voidable Transfer" has the meaning set forth in Section 17.7.

             "Wells Fargo" means Wells Fargo Bank, National Association, a national banking association.

     1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term "financial statements" shall include the notes and schedules thereto. Whenever a particular Person is identified with respect to a financial covenant or a related definition, it shall be understood to mean such Person and its Subsidiaries on a consolidated basis unless the context clearly requires otherwise.

     1.3 Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

     1.4 Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. An Event of Default shall "continue" or be "continuing" until such Event of Default has been waived in writing by Agent. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to any Person shall be construed to include such Person's successors and assigns. Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

     1.5 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.  LOAN AND TERMS OF PAYMENT.

     2.1 Advances.

              (a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender with a Revolver Commitment agrees (severally, not jointly or jointly and severally) to make advances ("Advances") to Borrowers in an amount at any one time outstanding not to exceed such Lender's Pro Rata Share of an amount equal to the least of (i) the Maximum Revolver Amount less the Liquidity Reserve, (ii) the Maximum Amount less the amount of the Letter of Credit Usage in excess of $11,000,000, or (iii) the Borrowing Base less the Letter of Credit Usage. For purposes of this Agreement, "Borrowing Base," as of any date of determination, shall mean the result of:

                              (x)   the lesser of

                                         (i)  the Applicable Real Estate Advance
                                    Rate times the Orderly Liquidation Value of Eligible Real Property,

                                         (ii) as of any date of determination on
                                    and after June 30, 2002 (A) the EBITDA of
                                    Prandium and its Subsidiaries (other than HGI and the HGI Subsidiaries) on a consolidated basis for the period of 12 consecutive months ending with the last day of the second consecutive month preceding such date of determination, times (B) 2.5, minus

                              (z)   the sum of (i) the Liquidity Reserve and
                              (ii) the aggregate amount of reserves, if any, established by Agent under Section 2.1(b).

                      (b) Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right to establish reserves in such amounts, and with respect to such matters, as Agent in its Permitted Discretion shall deem necessary or appropriate, against the Borrowing Base, including reserves with respect to (i) sums that any Obligor is required to pay (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay under any Section of this Agreement or any other Loan Document, and (ii) amounts owing by any Obligor to any Person to the extent secured by a Lien on, or trust over, any of the Collateral, which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to the Agent's Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral, other than Permitted Liens.

                      (c) The Lenders with Revolver Commitments shall have no obligation to make additional Advances hereunder to the extent that such additional Advances and any concurrent requests for Letters of Credit would cause the outstanding Obligations to exceed the Maximum Amount.

                      (d) Amounts borrowed pursuant to this Section may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement, without penalty.

       2.2   [Intentionally omitted].

       2.3   Borrowing Procedures and Settlements.

                      (a) Procedure for Borrowing. Each Borrowing shall be made by an irrevocable written request by an Authorized Person delivered to Agent (which notice must be received by Agent no later than 10:00 a.m. (California time) on the Business Day prior to the date that is the requested Funding Date in the case of a request for an Advance specifying (i) the amount of such Borrowing, which amount shall be a multiple of $100,000 equal to or greater than $500,000, and (ii) the requested Funding Date, which shall be a Business Day; provided, however, that in the case of a request for a Swing Loan in an amount of $1,000,000 or less, such notice will be timely received if it is received by Agent no later than 10:00 a.m. (California time) on the Business Day that is the requested Funding Date specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day. At Agent's election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time, with such telephonic notice to be confirmed in writing within 24 hours of the giving of such notice.

                 (b) Agent's Election. Promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall elect, in its discretion, (i) to have the terms of Section 2.3(c) apply to such requested Borrowing, or (ii) if the Borrowing is for an Advance, to request Swing Lender to make a Swing Loan pursuant to the terms of Section 2.3(d) in the amount of the requested Borrowing; provided, however, that if Swing Lender declines in its sole discretion to make a Swing Loan pursuant to Section 2.3(d), Agent shall elect to have the terms of Section 2.3(c) apply to such requested Borrowing.

                 (c) Making of Advances.

                 (i) In the event that Agent shall elect to have the terms of this Section 2.3(c) apply to a requested Borrowing as described in
          Section 2.3(b), then promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall notify the Lenders, not later than 1:00 p.m. (California time) on the Business Day immediately preceding the Funding Date applicable thereto, by telecopy, telephone, or other similar form of transmission, of the requested Borrowing. Each Lender shall make the amount of such Lender's Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent's Account, not later than 10:00 a.m. (California time) on the Funding Date applicable thereto. After Agent's receipt of the proceeds of such Advances, upon satisfaction of the applicable conditions precedent set forth in
          Section 3 hereof, Agent shall make the proceeds thereof available to Borrowers on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to the Designated Account; provided, however, that, subject to the provisions of Section 2.3(i), Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any Advance if Agent shall have actual knowledge that (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

                     (ii) Unless Agent receives notice from a Lender on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least 1 Business Day prior to the date of such Borrowing, that such Lender will not make available as and when required hereunder to Agent for the account of Borrowers the amount of that Lender's Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to Agent in immediately available funds and Agent in such circumstances has made available to Borrowers such amount, that Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lender Rate for each day during such period. A notice submitted by Agent to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error. If such amount is so made available, such payment to Agent shall constitute such Lender's Advance on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Borrowers of such failure to fund and, upon demand by Agent, Borrowers shall pay such amount to Agent for Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing. The failure of any Lender to make any Advance on any Funding Date shall not relieve any other Lender of any obligation hereunder to make an Advance on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on any Funding Date.

                     (iii) Agent shall not be obligated to transfer to a
                Defaulting Lender any payments made by Borrowers to Agent for the Defaulting Lender's benefit, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments to each other non-Defaulting Lender member of the Lender Group ratably in accordance with their Commitments (but only to the extent that such Defaulting Lender's Advance was funded by the other members of the Lender Group) or, if so directed by Borrowers and if no Default or Event of Default had occurred and is continuing (and to the extent such Defaulting Lender's Advance was not funded by the Lender Group), retain same to be re-advanced to Borrowers as if such Defaulting Lender had made Advances to Borrowers. Subject to the foregoing, Agent may hold and, in its Permitted Discretion, re-lend to Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by it for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents, such Defaulting Lender shall be deemed not to be a "Lender" and such Lender's Commitments shall be deemed to be zero. This Section shall remain effective with respect to such Lender until (x) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable, (y) the non-Defaulting Lenders, Agent, and Borrowers shall have waived such Defaulting Lender's default in writing, or (z) the Defaulting Lender makes its Pro Rata Share of the applicable Advance and pays to Agent all amounts owing by Defaulting Lender in respect thereof. The operation of this Section shall not be construed to increase or otherwise affect the Commitments of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrowers of their duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender. Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrowers at their option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitments of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance Agreement in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations (including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever; provided further, however, that any such assumption of the Commitments of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Group's or Borrowers' rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.

                      (d)   Making of Swing Loans.

                      (i) In the event Agent shall elect, with the consent of Swing Lender, as a Lender, to have the terms of this Section 2.3(d) apply to a requested Borrowing as described in Section 2.3(b), Swing Lender as a Lender shall make such Advance in the amount of such Borrowing (any such Advance made solely by Swing Lender as a Lender pursuant to this Section 2.3(d) being referred to as a "Swing Loan" and such Advances being referred to collectively as "Swing Loans") available to Borrowers on the Funding Date applicable thereto by transferring immediately available funds to the Designated Account. Each Swing Loan is an Advance hereunder and shall be subject to all the terms and conditions applicable to other Advances, except that all payments on any Swing Loan shall be payable to Swing Lender as a Lender solely for its own account (and for the account of the holder of any participation interest with respect to such Swing
                 Loan). Subject to the provisions of Section 2.3(i), Agent shall not request Swing Lender as a Lender to make, and Swing Lender as a Lender shall not make, any Swing Loan if Agent has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (ii) the requested Borrowing would exceed the Availability on such Funding Date. Swing Lender as a Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in
              Section 3 have been satisfied on the Funding Date applicable thereto prior to making, in its sole discretion, any Swing Loan.

                      (ii) The Swing Loans shall be secured by the Agent's
              Liens, shall constitute Advances and Obligations hereunder, and shall bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.

                      (e)  Agent Advances.

                      (i) Agent hereby is authorized by Borrowers and the Lenders, from time to time in Agent's sole discretion, upon receipt by Agent of a request for an Advance (delivered in accordance with Section 2.3(a)) and (1) after the occurrence and during the continuance of a Default or an Event of Default, or (2) at any time that any of the other applicable conditions precedent set forth in Section 3 have not been satisfied, to make an Advance to Borrowers on behalf of the Lenders that Agent, in its Permitted Discretion deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of repayment of the Obligations, or (C) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement, including Lender Group Expenses and the costs, fees, and expenses described in Section 10 (any Advance described in this Section 2.3(e) shall be referred to as an "Agent Advance"). Each Agent Advance is an Advance hereunder and shall be subject to all the terms and conditions applicable to other Advances, except that all payments thereon shall be payable to Agent solely for its own account (and for the account of the holder of any participation interest with respect to such Agent Advance).

                      (ii) The Agent Advances shall be repayable on demand and
              secured by the Agent's Liens granted to Agent under the Loan Documents, shall constitute Advances and Obligations hereunder, and shall bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.

                      (f) Settlement. It is agreed that each Lender's funded portion of the Advances is intended by the Lenders to equal, at all times, such Lender's Pro Rata Share of the outstanding Advances. Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of or enforceable by Borrowers) that in order to facilitate the administration of this Agreement and the other Loan

Documents, settlement among them as to the Advances, the Swing Loans, and the Agent Advances shall take place on a periodic basis in accordance with the following provisions:

                         (i) Agent shall request settlement ("Settlement") with
                  the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent, (1) on behalf of Swing Lender, with respect to each outstanding Swing Loan, (2) for itself, with respect to each Agent Advance, and (3) with respect to Collections received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. (California time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the "Settlement Date"). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances, Swing Loans, and Agent Advances for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(c)(iii)): (y) if a Lender's balance of the Advances, Swing Loans, and Agent Advances exceeds such Lender's Pro Rata Share of the Advances, Swing Loans, and Agent Advances as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. (California time) on the Settlement Date, transfer in immediately available funds to the account of such Lender as such Lender may designate, an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances, Swing Loans, and Agent Advances, and (z) if a Lender's balance of the Advances, Swing Loans, and Agent Advances is less than such Lender's Pro Rata Share of the Advances, Swing Loans, and Agent Advances as of a Settlement Date, such Lender shall no later than 12:00 p.m. (California time) on the Settlement Date transfer in immediately available funds to the Agent's Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances, Swing Loans, and Agent Advances. Such amounts made available to Agent under clause
                  (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loan or Agent Advance and, together with the portion of such Swing Loan or Agent Advance representing Swing Lender's Pro Rata Share thereof, shall constitute Advances of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

                         (ii) In determining whether a Lender's balance of the
                  Advances, Swing Loans, and Agent Advances is less than, equal to, or greater than such Lender's Pro Rata Share of the Advances, Swing Loans, and Agent Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in immediately available funds by Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral. To the extent that a net amount is owed to any such Lender after such application, such net amount shall be distributed by Agent to that Lender as part of such next Settlement.

                      (iii) Between Settlement Dates, Agent, to the extent no
                  Agent Advances or Swing Loans are outstanding, may pay over to Swing Lender any payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to Swing Lender's Pro Rata Share of the Advances. If, as of any Settlement Date, Collections received since the then immediately preceding Settlement Date have been applied to Swing Lender's Pro Rata Share of the Advances other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders, to be applied to the outstanding Advances of such Lenders, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Advances. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Agent Advances, and each Lender (subject to the effect of letter agreements between Agent and individual Lenders) with respect to the Advances other than Swing Loans and Agent Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.

                      (g) Notation. Agent shall record on its books the principal amount of the Advances owing to each Lender, including the Swing Loans owing to Swing Lender, and Agent Advances owing to Agent, and the interests therein of each Lender, from time to time. In addition, each Lender is authorized, at such Lender's option, to note the date and amount of each payment or prepayment of principal of such Lender's Advances in its books and records, including computer records, such books and records constituting conclusive evidence, absent manifest error, of the accuracy of the information contained therein.

                      (h) Lenders' Failure to Perform. All Advances (other than Swing Loans and Agent Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

                      (i) Optional Overadvances. Any contrary provision of this Agreement notwithstanding, the Lenders hereby authorize Agent or Swing Lender, as applicable, and Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Advances (including Swing Loans) to Borrowers, notwithstanding that an Overadvance exists or thereby would be created, so long as (i) after giving effect to such Advances (including Swing Loans), the outstanding Revolver Usage does not exceed the Borrowing Base by more than $400,000, (ii) after giving effect to such Advances (including Swing Loans), the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Amount, and (iii) at the time of the making of any such Advance (including Swing Loans), Agent does not believe, in good faith, that the Overadvance created by such Advance will be outstanding for more than 90 days. The Advances and Swing Loans, as applicable, that are made pursuant to this
Section 2.3(i) shall be subject to the same terms and conditions as any other Advance or Swing Loan, as applicable, except that the rate of interest applicable thereto shall be the rate applicable to Advances that are Base Rate Loans under Section 2.6(c) hereof without regard to the presence or absence of a Default or Event of Default.

                 (i) In the event Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by the preceding paragraph, regardless of the amount of, or reason for, such excess, Agent shall notify Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value), and the Lenders with Revolver Commitments thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with the applicable Borrower, intended to reduce, within a reasonable time, the outstanding principal amount of the Advances, to the applicable Borrower, to an amount permitted by the preceding paragraph. In the event Agent or any Lender disagrees over the terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders.

                 (ii) Each Lender with a Revolver Commitment shall be obligated to settle with Agent as provided in Section 2.3(f) for the amount of such Lender's Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.3(i), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.

   2.4      Payments.

                 (a)  Payments by Borrowers.

                 (i) Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Agent's Account for the account of the Lender

            Group and shall be made in immediately available funds, no later than 11:00 a.m. (California time) on the date specified herein. Any payment received by Agent later than 11:00 a.m. (California time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

                 (ii) Unless Agent receives notice from Borrowers prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

                 (b)  Apportionment and Application of Payments.

                 (i) Except as otherwise provided with respect to Defaulting Lenders and except as otherwise provided in the Loan Documents (including letter agreements between Agent and individual Lenders), aggregate principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and payments of fees and expenses (other than fees or expenses that are for Agent's separate account, after giving effect to any letter agreements between Agent and individual Lenders) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee relates. All payments shall be remitted to Agent and all such payments (other than payments received while no Event of Default has occurred and is continuing and which relate to the payment of principal or interest of specific Obligations or which relate to the payment of specific fees), and all proceeds of Accounts or other Collateral received by Agent, shall be applied as follows:

                      (A) first, to pay any Lender Group Expenses then due to
                 Agent under the Loan Documents, until paid in full,

                      (B) second, to pay any Lender Group Expenses then due to
                 the Lenders under the Loan Documents, on a ratable basis, until paid in full,

                      (C) third, to pay any fees then due to Agent (for its
                 separate accounts, after giving effect to any letter agreements between Agent and individual Lenders) under the Loan Documents until paid in full,

               (D) fourth, to pay any fees then due to any or all of the Lenders (after giving effect to any letter agreements between Agent and individual Lenders) under the Loan Documents, on a ratable basis, until paid in full,

               (E) fifth, to pay interest due in respect of all Agent Advances, until paid in full,

               (F) sixth, ratably to pay interest due in respect of the Advances (other than Agent Advances) and the Swing Loans until paid in full,

               (G) seventh, to pay the principal of all Agent Advances until paid in full,

               (H) eighth, to pay the principal of all Swing Loans until paid in full,

               (I) ninth, ratably to pay the principal of all Advances until paid in full,

               (J) tenth, if an Event of Default has occurred and is continuing, to Agent, to be held by Agent, for the ratable benefit of Issuing Lender and those Lenders having a Letter of Credit Commitment, as cash collateral in an amount up to 105% of the then extant Letter of Credit Usage until paid in full,

               (K) eleventh, to pay any other Obligations until paid in full, and

               (L) twelfth, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

          (ii) Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(f).

          (iii) In each instance, so long as no Event of Default has occurred and is continuing, Section 2.4(b) shall not be deemed to apply to any payment by Borrowers specified by Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement.

          (iv) For purposes of the foregoing, "paid in full" means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

               (v) In the event of a direct conflict between the priority provisions of this Section 2.4 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.4 shall control and govern.

     2.5  Overadvances

          If, at any time or for any reason, the amount of Obligations owed by Borrowers to the Lender Group pursuant to Sections 2.1 and 2.12 is greater than either the Dollar or percentage limitations set forth in Sections 2.1 or 2.12, (an "Overadvance"), Borrowers immediately shall pay to Agent, in cash, the amount of such excess, which amount shall be used by Agent to reduce the Obligations in accordance with the priorities set forth in Section 2.4(b). In addition, Borrowers hereby promise to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full to the Lender Group as and when due and payable under the terms of this Agreement and the other Loan Documents.

     2.6 Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.

               (a) Interest Rates. Except as provided in clause (c) below, all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to the Base Rate plus the Base Rate Margin.

               (b) Letter of Credit Fee. Borrowers shall pay Agent (for the ratable benefit of the Lenders with a Letter of Credit Commitment, subject to any letter agreement between Agent and individual Lenders), a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.12(e)) which shall accrue at a rate equal to 8.0% per annum times the average Daily Balance of the undrawn amount of all outstanding Letters of Credit.

               (c) Default Rate. Upon the occurrence and during the continuation of an Event of Default (and at the election of Agent or the Required Lenders),

               (i) all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable hereunder, and

               (ii) the Letter of Credit fees provided for above shall be increased to 2 percentage points above the per annum rate otherwise applicable hereunder.

               (d) Payment. Interest, Letter of Credit fees, and all other fees payable hereunder shall be due and payable, in arrears, on the first day of each month at any time that Obligations or Commitments are outstanding. Borrowers hereby authorize Agent, from time to time without prior notice to Borrowers to charge such interest and fees, all Lender Group Expenses (as and when incurred), the charges, commissions, fees, and costs provided for in Section 2.12(e) (as and when accrued or incurred), the fees and costs provided for in Section 2.11 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document to the Loan Account, which amounts thereafter shall constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances hereunder. Any interest not paid when due shall be compounded by being charged to the Loan Account and shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans hereunder.

               (e) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

               (f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

     2.7 Collections. Each Borrower shall at all times maintain its respective Concentration Account and agrees that all Collections shall be deposited into its Concentration Account or into a deposit account of such Borrower the proceeds of which are remitted no less frequently than has been its past practice to its Concentration Account. Each Borrower, Agent, and the Concentration Account Bank shall enter into an agreement that, among other things, shall provide that, from and after the giving of notice by Agent to such Concentration Account Bank, the Concentration Account Bank shall remit all proceeds received in such Concentration Account to an account (the "Agent Account") maintained by

Agent at a depositary selected by Agent. Agent agrees that it will not give such notice to the Concentration Account Bank unless a Triggering Event has occurred and is continuing. No arrangement contemplated hereby shall be modified by either Borrower without the prior written consent of Agent. Upon the occurrence and during the continuance of a Triggering Event, Agent may elect to notify the Concentration Account Bank to remit all amounts received in the Concentration Account to the Agent Account.

     2.8 Crediting Payments; Application of Collections. The receipt of any Collections of Borrowers by Agent (whether from transfers to Agent by the Concentration Account Bank or otherwise) immediately shall be applied provisionally to reduce the Advances outstanding under Section 2.1, but shall not be considered a payment on account unless such Collection item is a wire transfer of immediately available federal funds and is made to the Agent's Account or unless and until such Collection item is honored when presented for payment. Should any Collection item not be honored when presented for payment, then the applicable Borrower shall be deemed not to have made such payment, and interest shall be recalculated accordingly. Anything to the contrary contained herein notwithstanding, any Collection item shall be deemed received by Agent only if it is received into the Agent's Account on a Business Day on or before 11:00 a.m. (California time). If any Collection item is received into the Agent's Account on a non-Business Day or after 11:00 a.m. (California time) on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

     2.9 Designated Account. Agent is authorized to make the Advances, and Issuing Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person, or without instructions if pursuant to
Section 2.6(d). Borrowers agree to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrowers and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Borrowers, any Advance, Agent Advance, or Swing Loan requested by Borrowers and made by Agent or the Lenders hereunder shall be made to the Designated Account.

     2.10 Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of Borrowers (the "Loan Account") on which Borrowers will be charged with all Advances (including Agent Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrowers or for Borrowers' account, the Letters of Credit issued by Issuing Lender for Borrowers' account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.8, the Loan Account will be credited with all payments received by Agent from Borrowers or for Borrowers' account, including all amounts received in the Agent's Account from any Concentration Account Bank. Agent shall render statements, in accordance with its customary practices in respect of rendering statements to its customers, regarding the Loan Account to Borrowers, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements shall

(absent manifest error) be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 30 days after receipt thereof by Borrowers, Borrowers shall deliver to Agent by registered or certified mail or overnight courier at its address specified in Section 12, written objection thereto describing the error or errors contained in any such statements.

     2.11 Fees. Borrowers shall pay to Agent the following fees and charges, which fees and charges shall be non-refundable when paid (irrespective of whether this Agreement is terminated thereafter) and shall be apportioned among the Lenders in accordance with the terms of letter agreements between Agent and individual Lenders:

                (a) Fee Letter Fees. As and when due and payable under the terms of the Fee Letter, Borrowers shall pay to Agent the fees set forth in the Fee Letter, and

                (b) Audit, Appraisal, and Valuation Charges. For the separate account of Agent, audit, appraisal, and valuation fees and charges as follows
(i) a fee of $850 per day, per auditor, plus out-of-pocket expenses for each financial audit of Prandium and its Subsidiaries performed by personnel employed by Agent, (ii) a fee of $1,500 per day per appraiser, plus out-of-pocket expenses, for each appraisal of the Collateral performed by personnel employed by Agent, and (iii) without duplication, the actual charges paid or incurred by Agent if it elects to employ the services of one or more third Persons to perform financial audits of Prandium or its Subsidiaries, to appraise the Collateral, or any portion thereof, or to assess Prandium or its Subsidiaries' business valuation.

     2.12 Letters of Credit.

                (a) Subject to the terms and conditions of this Agreement, the Issuing Lender agrees to issue L/Cs or L/C Undertakings for the account of Borrowers; provided, however, that such L/Cs or L/C Undertakings shall be used
(i) to support Prandium's and its Subsidiaries' workers compensation insurance,
(ii) to support the Relyea Employment Agreement, and (iii) for other corporate purposes of Prandium and its Subsidiaries. To request the issuance of an L/C or an L/C Undertaking (or the amendment, renewal, or extension of an outstanding L/C or L/C Undertaking), the applicable Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Lender) to the Issuing Lender and Agent (reasonably in advance of the requested date of issuance, amendment, renewal, or extension) a notice requesting the issuance of an L/C or L/C Undertaking, or identifying the L/C or L/C Undertaking to be amended, renewed, or extended, the date of issuance, amendment, renewal, or extension, the date on which such L/C or L/C Undertaking is to expire, the amount of such L/C or L/C Undertaking, the name and address of the beneficiary thereof (or the beneficiary of the Underlying Letter of Credit, as applicable), and such other information as shall be necessary to prepare, amend, renew, or extend such L/C or L/C Undertaking. If requested by the Issuing Lender, the applicable Borrower also shall be an applicant under the application with respect to any Underlying Letter of Credit that is to be the subject of an L/C

Undertaking. The Issuing Lender shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested Letter of Credit:

               (i)  the Revolver Usage would exceed $15,000,000, or

               (ii) the Letter of Credit Usage would exceed (A) the Borrowing Base; less (B) the then extant amount of outstanding Advances.

          Borrowers and the Lender Group acknowledge and agree that certain Underlying Letters of Credit will be issued to support letters of credit that already are outstanding as of the Closing Date. Each Letter of Credit (and corresponding Underlying Letter of Credit) shall be in form and substance acceptable to the Issuing Lender (in the exercise of its Permitted Discretion), including the requirement that the amounts payable thereunder must be payable in Dollars. Letters of Credit outstanding under the Existing Agreement as of the Closing Date shall remain outstanding after the Closing Date and be treated as Letters of Credit under this Agreement.

          If Issuing Lender is obligated to advance funds under a Letter of Credit, Borrowers immediately shall reimburse such L/C Disbursement to Issuing Lender by paying to Agent an amount equal to such L/C Disbursement not later than 11:00 a.m., California time, on the date that such L/C Disbursement is made, if Borrowers shall have received written or telephonic notice of such L/C Disbursement prior to 10:00 a.m., California time, on such date, or, if such notice has not been received by Borrowers prior to such time on such date, then not later than 11:00 a.m., California time, on the Business Day following the Business Day on which Borrowers receive such notice, and, in the absence of such reimbursement, the L/C Disbursement immediately and automatically shall be deemed to be an Advance hereunder and, thereafter, shall bear interest at the rate then applicable to Advances that are Base Rate Loans under Section 2.6. To the extent an L/C Disbursement is deemed to be an Advance hereunder, Borrowers' obligation to reimburse such L/C Disbursement shall be discharged and replaced by the resulting Advance. Promptly following receipt by Agent of any payment from Borrowers pursuant to this paragraph, Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 2.12(c) to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interest may appear.

               (b) Promptly following receipt of a notice of L/C Disbursement pursuant to Section 2.12(a), each Lender with a Letter of Credit Commitment agrees to fund its Pro Rata Share of any Advance deemed made pursuant to the foregoing subsection on the same terms and conditions as if a Borrower had requested such Advance and Agent shall promptly pay to Issuing Lender the amounts so received by it from the Lenders. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Lenders with Letter of Credit Commitments, the Issuing Lender shall be deemed to have granted to each Lender with a Letter of Credit Commitment, and each Lender with a Letter of Credit Commitment shall be deemed to have purchased, a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit, and each such Lender agrees to pay to Agent, for the account of the Issuing Lender, such Lender's Pro Rata Share of any payments made by the Issuing Lender under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender with a Letter of Credit Commitment hereby absolutely and unconditionally agrees to pay to Agent, for the account of the Issuing Lender, such Lender's Pro Rata Share of each L/C Disbursement made by the Issuing Lender and not reimbursed by Borrowers on the date due as provided in clause (a) of this Section, or of any reimbursement payment required to be refunded to Borrowers for any reason. Each Lender with a Letter of Credit Commitment acknowledges and agrees that its obligation to deliver to Agent, for the account of the Issuing Lender, an amount equal to its respective Pro Rata Share pursuant to this Section 2.12(b) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3 hereof. If any such Lender fails to make available to Agent the amount of such Lender's Pro Rata Share of any payments made by the Issuing Lender in respect of such Letter of Credit as provided in this Section, Agent (for the account of the Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

               (c) Each Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless from any loss, cost, expense, or liability, and reasonable attorneys fees incurred by the Lender Group arising out of or in connection with any Letter of Credit; provided, however, that no Borrower shall be obligated hereunder to indemnify for any loss, cost, expense, or liability that is caused by the gross negligence, bad faith, or willful misconduct of the Issuing Lender or any other member of the Lender Group. Each Borrower agrees to be bound by the Underlying Issuer's regulations and interpretations of any Underlying Letter of Credit or by Issuing Lender's interpretations of any L/C issued by Issuing Lender to or for such Borrower's account, even though this interpretation may be different from such Borrower's own, and each Borrower understands and agrees that the Lender Group shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following any Borrower's instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. Each Borrower understands that the L/C Undertakings may require Issuing Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by a Borrower against such Underlying Issuer. Each Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by the Lender Group under any L/C Undertaking as a result of the Lender Group's indemnification of any Underlying Issuer; provided, however, that no Borrower shall be obligated hereunder to indemnify for any loss, cost, expense, or liability that is caused by the gross negligence, bad faith, or willful misconduct of the Issuing Lender or any other member of the Lender Group.

               (d) Each Borrower hereby authorizes and directs any Underlying Issuer to deliver to the Issuing Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon the Issuing Lender's instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application; provided, that Issuing Lender agrees to consider Borrowers' reasonable requests with respect to waivers of discrepancies and amendments with respect thereto.

               (e) Any and all charges, commissions, fees, and costs incurred by the Issuing Lender relating to Underlying Letters of Credit shall be Lender
Group Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrowers to Agent for the account of the Issuing Lender; it being acknowledged and agreed by each Borrower that, as of the Closing Date, the issuance charge imposed by the prospective Underlying Issuer is .825% per annum times the face amount of each Underlying Letter of Credit, that such issuance charge may be changed from time to time, and that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.

               (f) If by reason of (i) any change in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Underlying Issuer or the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

               (i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued hereunder, or

               (ii) there shall be imposed on the Underlying Issuer or the Lender Group any other condition regarding any Underlying Letter of Credit or any Letter of Credit issued pursuant hereto,

and the result of the foregoing is to increase, directly or indirectly, the cost to the Lender Group of issuing, making, guaranteeing, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by the Lender Group, then, and in any such case, Agent may, at any time within a reasonable period (not to exceed 90 days) after the additional cost is incurred or the amount received is reduced, notify Borrowers, and Borrowers shall pay on demand such amounts as Agent may specify to be necessary to compensate the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder. The determination by Agent of any amount due pursuant to this Section, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

     2.13 [Intentionally omitted].

     2.14 Capital Requirements. If, after the date hereof, any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request, or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender's or such holding company's capital as a consequence of such Lender's Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender's or such holding company's then existing policies with respect to capital adequacy and assuming the full utilization of such entity's capital) by any amount deemed by such Lender to be material, then such Lender may notify Borrowers and Agent thereof. Following receipt of such notice, Borrowers agree to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined (but in no event for a period of more than 90 days prior to the date of written notice), payable within 90 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender's calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods. The foregoing notwithstanding, in the event that payments to any Lender are required to be made hereunder as a result of such additional costs, Borrowers shall be entitled to substitute for such Lender any other bank or financial institution reasonably acceptable to Agent, and such Lender shall have no right to refuse to be replaced hereunder.

3.  CONDITIONS; TERM OF AGREEMENT.

       3.1 Conditions Precedent to the Initial Advance or Initial Letter of Credit. The obligation of the Lender Group (or any member thereof) to make the initial Advance or to issue the initial Letter of Credit, is subject to the fulfillment, to the satisfaction of Agent, of each of the conditions precedent set forth below:

                 (a) the Closing Date shall occur on or before July 8, 2002;

                 (b) Agent shall have received a UCC Filing Authorization Letter, duly executed by each Obligor, together with appropriate financing statements on Form UCC-1 duly filed in such office or offices as may be necessary or, in the opinion of the Agent, desirable to perfect the security interests purported to be created by this Agreement, the Guarantor Security Agreement, the Borrower Stock Pledge Agreement, the Guarantor Stock Pledge Agreement, and each Mortgage, and Agent shall have received searches reflecting the filing of all such financing statements;

                 (c) Agent shall have received each of the following documents, in form and substance satisfactory to Agent, duly executed, and each such document shall be in full force and effect:

                 (i) the agreements contemplated hereby with the Concentration Account Bank, in substantially the form of Exhibit 3.1(c)(i),

                 (ii)   a Control Agreement for all deposit accounts at Wells
                 Fargo,

                 (iii)  the Disbursement Letter,

                 (iv)   the Fee Letter,

                 (v)    the Guaranty,

                 (vi)   the Guarantor Security Agreement,

                 (vii)  the Intercompany Subordination Agreement,

                 (viii) the Mortgages,

                 (ix) the Borrower Stock Pledge Agreement, together with all certificates representing the shares of Stock pledged thereunder, as well as Stock powers with respect thereto endorsed in blank,

                 (x) the Guarantor Stock Pledge Agreement, together with all certificates representing the shares of Stock pledged thereunder, as well as Stock powers with respect thereto endorsed in blank, and

                 (xi)   the Trademark Security Agreement;

                 (d) Agent shall have received a certificate from the Secretary of each Borrower attesting to the resolutions of such Borrower's board of directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which such Borrower is a party and authorizing specific officers of such Borrower to execute the same;

                 (e) Agent shall have received copies of each Borrower's Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of such Borrower;

                 (f) Agent shall have received a certificate of status with respect to each Borrower, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Borrower, which certificate shall indicate that such Borrower is in good standing in such jurisdiction;

                 (g) Agent shall have received certificates of status with respect to each Borrower, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Borrower and other than for Arizona, Washington, D.C., Kansas, Missouri, Nebraska, North Carolina, North Dakota, Oregon, South Dakota, and Washington) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Borrower is in good standing in such jurisdictions;

                 (h) Agent shall have received a certificate from the Secretary of each Guarantor attesting to the resolutions of such Guarantor's board of directors authorizing its execution, delivery, and performance of the Loan Documents to which such Guarantor is a party and authorizing specific officers of such Guarantor to execute the same;

                 (i) Agent shall have received copies of each Guarantor's Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of such Guarantor;

                 (j) Agent shall have received a certificate of status with respect to each Guarantor, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Guarantor, which certificate shall indicate that such Guarantor is in good standing in such jurisdiction;

                 (k) Agent shall have received certificates of status with respect to each Guarantor, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Guarantor and other than for Arizona, Washington, D.C., Kansas, Missouri, Nebraska, North Carolina, North Dakota, Oregon, South Dakota, and Washington) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Guarantor is in good standing in such jurisdictions;

                 (l) Agent shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 6.8, the form and substance of which shall be reasonably satisfactory to Agent and its counsel;

                 (m) Agent shall have received an opinion of Borrowers' and Guarantors' counsel in form and substance reasonably satisfactory to Agent;

                 (n) Agent shall have received satisfactory evidence (including a certificate of the chief financial officer of Prandium) that all tax returns required to be filed by Prandium and its Subsidiaries have been timely filed and all taxes upon Prandium and its Subsidiaries or their properties, assets, income, and franchises (including Real Property taxes and payroll taxes) have been paid prior to delinquency, except such taxes that are the subject of a Permitted Protest;

                 (o) Agent shall have received the Plan of Reorganization, certified as being true, correct, and complete by the Secretary of Prandium and the Plan of Reorganization shall have become effective;

                 (p) Agent shall have received the Confirmation Orders which shall be in form and substance reasonably satisfactory to Agent, in full force and effect, final and non-appealable;

                 (q) Prandium and its Subsidiaries shall have the Required Availability after giving effect to the initial extensions of credit hereunder;

                 (r) Agent shall have completed its business, legal, and collateral due diligence, including a collateral audit (including an updated audit) and review of the Obligor's books and records and verification of the Obligors' representations and warranties to the Lender Group, the results of which shall be reasonably satisfactory to Agent;

                 (s) Agent shall have received completed reference checks with respect to Borrowers' and their Subsidiaries' senior management, the results of which are satisfactory to Agent in its sole discretion;

                 (t)    Agent shall have received the Closing Date Business
Plan;

                 (u) Borrowers shall pay all Lender Group Expenses incurred in connection with the transactions evidenced by this Agreement;

                 (v) Agent shall have received (i) appraisals of the Real Property Collateral reasonably satisfactory to Agent, and (ii) mortgagee title insurance policies (or marked commitments to issue the same) for the Real Property Collateral issued by a title insurance company reasonably satisfactory to Agent (each a "Mortgage Policy" and, collectively, the "Mortgage Policies") in amounts reasonably satisfactory to Agent assuring Agent that the Mortgages on such Real Property Collateral are valid and enforceable first priority mortgage Liens on such Real Property Collateral free and clear of all defects and encumbrances except Permitted Liens, and the Mortgage Policies otherwise shall be in form and substance reasonably satisfactory to Agent;

                 (w) Agent shall have received a phase-I environmental report and a real estate survey with respect to each of the following parcels of Real Property Collateral listed on Schedule R-1: (1) 2701 Alton Parkway, Irvine, California, (2) 4000 West Market Street, Akron, Ohio, (3) 5075 Dressler Road NW, Canton, Ohio, (4) 13905 Lakeside Circle, Sterling Heights, Michigan, (5) 13865 West Bluemound Rd., Brookfield, Wisconsin, (6) 750 Middletown Blvd., Langhorne, Pennsylvania, (7) 2408 Austin Parkway, Flint, Michigan, (8) 1421 River Valley Road, Lancaster, Ohio, (9) 599 Franklin Mills, Philadelphia, Pennsylvania, (10) 3776 South State Street, Ann Arbor, Michigan. The environmental consultants and surveyors retained for such reports or surveys, the scope of the reports or surveys, and the results thereof shall be reasonably acceptable to Agent;

                 (x)    no Material Adverse Change shall have occurred;

                 (y) Borrowers shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by Borrowers of this Agreement or any other Loan Document or with the consummation of the transactions contemplated hereby and thereby; and

                 (z) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance reasonably satisfactory to Agent.

     3.2 Conditions Subsequent to the Initial Extension of Credit. The obligation of the Lender Group (or any member thereof) to continue to make Advances (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of each of the conditions subsequent set forth below (the failure by Borrowers to so perform or cause to be performed constituting an Event of Default):

               (a) within 30 days of the Closing Date, Borrowers shall deliver to Agent certified copies of the policies of insurance, together with the endorsements thereto, as are required by Section 6.8, the form and substance of which shall be reasonably satisfactory to Agent and its counsel;

               (b) within 30 days of the Closing Date, Obligors shall deliver to Agent the Control Agreements;

               (c) Obligors shall use their reasonable best efforts to amend in a manner satisfactory to Agent the collateral descriptions in (i) the Security Agreement, dated as of December 5, 1994, by and between KKR and Crossroads Alliance L.P., and (ii) that certain financing statement filed against KKR in favor of Crossroads Alliance L.P. (and assigned to Marc Spizzirri and further assigned to Auto Orange), and shall provide Agent evidence satisfactory to Agent of such amendments promptly upon the effectiveness thereof;

               (d) within 30 days of the Closing Date, Obligors shall provide Agent evidence satisfactory to Agent that the following financing statements have been terminated: (i) financing statement, dated April 20, 2001, in favor of A&B Company against Prandium Inc., (ii) financing statement, dated March 26, 1998, in favor of State of Connecticut Department of Labor Employment Security Division, and (iii) financing statement, dated August 7, 1997, in favor of the State of California Board of Equalization; and

               (e) within 30 days of the Closing Date, Obligors shall provide Agent with evidence satisfactory to Agent that all defects and encumbrances (including without limitation tax liens, mechanics liens, and judgment liens) reflected in the preliminary title reports issued by Chicago Title with respect to the Real Property Collateral have been removed.

     3.3 Conditions Precedent to all Advances and Letters of Credit. The obligation of the Lender Group (or any member thereof) to make all Advances and to extend all Letters of Credit hereunder shall be subject to the following conditions precedent:

               (a) the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date),

               (b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof,

               (c) no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against any Borrower, Agent, any Lender, or any of their Affiliates, and

               (d)   no Material Adverse Change shall have occurred.

     3.4 Term. This Agreement shall continue in full force and effect for a term ending on July 2, 2006 (the "Maturity Date"), provided, however, that the Maturity Date shall be January 1, 2005 in the event that, on or before January 1, 2005, the maturity date of the New FRI-MRD Notes has not been extended to October 2, 2006 or later or the New FRI-MRD Notes have not been refinanced with securities which have a maturity date of October 2, 2006 or later. The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default. Concurrent with the consummation of the HGI Sale in accordance with the applicable provisions of this Agreement, HGI shall be released from all Obligations and shall no longer be a party to the Loan Agreement and any other Loan Document to which HGI is a party.

     3.5 Effect of Termination. On the date of termination of this Agreement, all Obligations (including contingent reimbursement obligations of Borrowers with respect to outstanding Letters of Credit) immediately shall become due and payable without notice or demand (including either (i) providing cash collateral to be held by Agent for the benefit of those Lenders with a Letter of Credit Commitment in an amount equal to 105% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender, or (iii) providing a standby letter of credit (containing terms and conditions, and from an issuer, satisfactory to Agent) to support all of the Obligations in respect of outstanding Letters of Credit and L/C Undertakings). No termination of this Agreement, however, shall relieve or discharge Borrowers of their duties, Obligations, or covenants hereunder and the Agent's Liens in the Collateral shall remain in effect until all Obligations have been fully and finally discharged (or secured or supported as provided above) and the Lender Group's obligations to provide additional credit hereunder have been terminated. When this Agreement has been terminated and all of the Obligations have been fully and finally discharged (or secured or supported as provided above) and the Lender Group's obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrowers' sole expense, execute and deliver any UCC termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Agent's Liens and all notices of security interests and liens previously filed by Agent with

                                       -46
respect to the Obligations and Agent will return to Borrowers all Collateral in Agent's possession.

     3.6 Early Termination by Borrowers. Borrowers have the option, at any time upon 10 Business Days prior written notice to Agent, to terminate this Agreement by paying to Agent, for the benefit of the Lender Group, in cash, the Obligations (including either (i) providing cash collateral to be held by Agent for the benefit of those Lenders with a Letter of Credit Commitment in an amount equal to 105% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender or (iii) providing a standby letter of credit (containing terms and conditions, and from an issuer, satisfactory to Agent) to support all of the Obligations in respect of outstanding Letters of Credit and L/C Undertakings), in full (to be allocated based upon letter agreements between Agent and individual Lenders). If Borrowers have sent a notice of termination pursuant to the provisions of this Section, then the Commitments shall terminate as of the date specified as the date of termination of this Agreement in such notice and Borrowers shall be obligated to repay the Obligations (including either (i) providing cash collateral to be held by Agent for the benefit of those Lenders with a Letter of Credit Commitment in an amount equal to 105% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender or
(iii) providing a standby letter of credit (containing terms and conditions, and from an issuer, satisfactory to Agent) to support all of the Obligations in respect of outstanding Letters of Credit and L/C Undertakings), in full, on the date set forth as the date of termination of this Agreement in such notice.

4. CREATION OF SECURITY INTEREST.

     4.1 Grant of Security Interest. Each Borrower hereby grants to Agent, for the benefit of the Lender Group, a continuing security interest in all of its right, title, and interest in all currently existing and hereafter acquired or arising Personal Property Collateral in order to secure prompt repayment of any and all of the Obligations in accordance with the terms and conditions of the Loan Documents and in order to secure prompt performance by the Obligors of each of their covenants and duties under the Loan Documents. The Agent's Liens in and to the Personal Property Collateral shall attach to all Personal Property Collateral without further act on the part of Agent or Borrowers. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for Permitted Dispositions, Borrowers have no authority, express or implied, to dispose of any item or portion of the Personal Property Collateral or the Real Property Collateral. Concurrent with the consummation of any Permitted Disposition, if requested by an Obligor, Agent agrees to release its Liens on the subject property or asset.

     4.2 Negotiable Collateral. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral (other than Collections items that are received by any Borrower in the ordinary course of business and that are deposited in accordance with Section 2.7), and if and to the extent that perfection or priority of Agent's security interest is dependent on or enhanced by possession, the applicable Borrower, promptly upon the request of Agent, shall endorse and deliver physical possession of such Negotiable Collateral to Agent.

     4.3 Collection of Accounts, General Intangibles, and Negotiable Collateral. At any time after the occurrence and during the continuation of an Event of Default, Agent or Agent's designee may (a) notify Account Debtors of Borrowers that the Accounts, chattel paper, or General Intangibles have been assigned to Agent or that Agent has a security interest therein, or (b) collect the Accounts, chattel paper, or General Intangibles directly and charge the collection costs and expenses to the Loan Account. Each Borrower agrees that it will hold in trust for the Lender Group, as the Lender Group's trustee, any Collections that it receives and immediately will deliver said Collections to Agent or a Concentration Account Bank in their original form as received by such Borrower.

     4.4 Delivery of Additional Documentation Required. At any time upon the request of Agent, Borrowers shall execute and deliver to Agent, any and all financing statements, original financing statements in lieu of continuation statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, and all other documents (the "Additional Documents") that Agent may request in its Permitted Discretion, in form and substance reasonably satisfactory to Agent, to perfect and continue perfected or better perfect the Agent's Liens in the Collateral (whether now owned or hereafter arising or acquired), to create and perfect Liens in favor of Agent in any Real Property acquired after the Closing Date, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by applicable law, each Borrower authorizes Agent to execute any such Additional Documents in such Borrower's name and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In addition, on such periodic basis as Agent shall reasonably require, each Borrower shall (a) provide Agent with a report of all new material patentable, copyrightable, or trademarkable materials acquired or generated by such Borrower during the prior period, (b) cause all material patents, copyrights, and trademarks acquired or generated by Borrower that are not already the subject of a registration with the appropriate filing office (or an application therefor diligently prosecuted) to be registered with such appropriate filing office in a manner sufficient to impart constructive notice of such Borrower's ownership thereof, and (c) cause to be prepared, executed, and delivered to Agent supplemental schedules to the applicable Loan Documents to identify such patents, copyrights, and trademarks as being subject to the security interests created thereunder.

     4.5 Power of Attorney. Each Borrower hereby irrevocably makes, constitutes, and appoints Agent (and any of Agent's officers, employees, or agents designated by Agent) as such Borrower's true and lawful attorney, with power to (a) if such Borrower refuses to, or fails timely to execute and deliver any of the documents described in Section 4.4, sign the name of such Borrower on any of the documents described in Section 4.4, (b) at any time that an Event of Default has occurred and is continuing, sign such Borrower's name on any invoice or bill of lading relating to the Collateral, drafts against Account Debtors, or notices to Account Debtors, (c) at any time that an Event of Default has occurred and is continuing, send requests for verification of Accounts, (d) endorse such Borrower's name on any

Collection item that may come into the Lender Group's possession, (e) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under such Borrower's policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (f) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting the Accounts, chattel paper, or General Intangibles directly with Account Debtors, for amounts and upon terms that Agent determines to be reasonable, and Agent may cause to be executed and delivered any documents and releases that Agent determines to be necessary. The appointment of Agent as each Borrower's attorney, and each and every one of its rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed (in accordance with the provisions for termination hereof) and the Lender Group's obligations to extend credit hereunder are terminated.

     4.6 Right to Inspect. Agent and each Lender (through any of their respective officers, employees, or agents) shall have the right, from time to time hereafter during normal business hours to inspect the Books and to check, test, and, subject to Section 6.2(d), appraise the Collateral in order to verify Borrowers' financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.

     4.7 Control Agreements. Each Borrower agrees that it will not transfer assets out of any Securities Accounts other than as permitted under Section 7.19 and, if to another securities intermediary, unless each of such Borrower, Agent, and the substitute securities intermediary have entered into a Control Agreement. No arrangement contemplated hereby or by any Control Agreement in respect of any Securities Accounts or other Investment Property shall be modified by any Borrower without the prior written consent of Agent. Upon the occurrence and during the continuance of a Triggering Event, Agent may notify any securities intermediary to liquidate the applicable Securities Account or any related Investment Property maintained or held thereby and remit the proceeds thereof to the Agent's Account.

5.  REPRESENTATIONS AND WARRANTIES.

           In order to induce the Lender Group to enter into this Agreement, each of the Obligors makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects, as of the date hereof, and shall be true, correct, and complete, in all material respects, as of the Closing Date, and at and as of the date of the making of each Advance or issuance of each Letter of Credit thereafter, as though made on and as of the date of such Advance or Letter of Credit (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

     5.1 No Encumbrances. Each Borrower has good and marketable title to the Collateral and the Real Property, free and clear of Liens except for Permitted Liens. Each of the Guarantors has good and marketable title to the Guarantor Collateral hypothecated by them under the Loan Documents to which they are parties, free and clear of Liens except for Permitted Liens.

       5.2  [Intentionally omitted].

       5.3  [Intentionally omitted].

       5.4 Equipment. All of the Equipment is used or held for use in Prandium's and its Subsidiaries' business and is fit for such purposes, ordinary wear and tear excepted, and except for Equipment which becomes obsolete in the ordinary course of business.

       5.5 Location of Inventory and Equipment. The Inventory and Equipment of Prandium and its Subsidiaries are not stored with a bailee, warehouseman, or similar party of which Agent has not been given written notice and are located only at the locations identified on Schedule 5.5; provided, however, that Borrowers may amend Schedule 5.5 to identify new locations so long as such new location is within the continental United States.

       5.6 Equipment Records. Each Borrower keeps records which are correct and accurate in all material respects itemizing and describing the type, quality, and quantity of its Equipment and such Borrower's cost therefor.

       5.7 Location of Chief Executive Office; FEIN. As of the date hereof, the chief executive office of each Borrower and each Guarantor is located at the address indicated in Schedule 5.7. Chi-Chi's FEIN is 41-0901437 and KKR's FEIN is 22-3132583.

       5.8  Due Organization and Qualification; Subsidiaries.

                  (a) Prandium and each of its Subsidiaries is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in any state where the failure to be so qualified reasonably could be expected to have a Material Adverse Change.

                  (b) Set forth on Schedule 5.8(b), is a complete and accurate list of Prandium's direct and indirect Subsidiaries, showing: (i) the jurisdiction of their organization, (ii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries, and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Prandium. All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

                  (c) Except as set forth on Schedule 5.8(b), there are no subscriptions, options, warrants, or calls relating to any shares of Prandium's Subsidiaries' capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. Neither Prandium nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of Prandium or its Subsidiaries' capital Stock or any security convertible into or exchangeable for any such capital Stock. The Borrowers may amend Schedule 5.8 to reflect the sale or dissolution of any Subsidiaries of Prandium so long as such sale or dissolution is permitted under this Agreement.

      5.9   Due Authorization; No Conflict.

                (a) The execution, delivery, and performance by each Borrower of this Agreement and the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Borrower.

                (b) The execution, delivery, and performance by each Borrower of this Agreement and the Loan Documents to which it is a party do not and will not (i) violate, in any material respect, any provision of federal, state, or local law or regulation applicable to such Borrower, the Governing Documents of such Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on such Borrower, (ii) conflict with, result in a material breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of such Borrower, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of such Borrower, other than Permitted Liens, or
(iv) require any approval of such Borrower's interestholders or any approval or consent of any Person under any material contractual obligation of such Borrower (other than any which have been obtained).

                (c) Other than the filing of financing statements, fixture filings, and the Mortgages, and other than the recordation of the Trademark Security Agreement with the United States Patent and Trademark Office, the recordation of appropriate evidence of Agent's lien in registrations and applications for intellectual property acquired by an Obligor after the date hereof, the registration of unregistered copyrights in the United States Copyright Office, and the taking of actions necessary to perfect Agent's lien in intellectual property applications and registrations filed in registrars outside the United States, and other than the Plan of Reorganization becoming effective, the execution, delivery, and performance by each Borrower of this Agreement and the Loan Documents to which such Borrower is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority or other Person.

                (d) This Agreement and the other Loan Documents to which each Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Borrower will be the legally valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

                (e) Upon the recordation of the Mortgages and the filing of the financing statements, the Agent's Liens are validly created, perfected, and first priority Liens, subject only to Permitted Liens.

                (f) The execution, delivery, and performance by each Guarantor of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Guarantor.

                (g) The execution, delivery, and performance by each Guarantor of the Loan Documents to which it is a party do not and will not (i) violate, in any material respect, any provision of federal, state, or local law or regulation applicable to such Guarantor, the Governing Documents of such Guarantor, or any order, judgment, or decree of any court or other Governmental Authority binding on such Guarantor, (ii) conflict with, result in a material breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of such Guarantor, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of such Guarantor, other than Permitted Liens, or (iv) require any approval of such Guarantor's interestholders or any approval or consent of any Person under any material contractual obligation of such Guarantor (other than any which have been obtained).

                (h) Other than the filing of financing statements, fixture filings and the Mortgages, and other than the Plan of Reorganization becoming effective, the execution, delivery, and performance by each Guarantor of the Loan Documents to which such Guarantor is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority or other Person.

                (i) The Loan Documents to which each Guarantor is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Guarantor will be the legally valid and binding obligations of such Guarantor, enforceable against such Guarantor in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

      5.10 Litigation. Other than those matters disclosed on Schedule 5.10, there are no actions, suits, or proceedings pending or, to the best knowledge of each of the Obligors, threatened against Prandium or its Subsidiaries, except for (a) matters that are fully covered by insurance (subject to customary deductibles), or (b) matters arising after the Closing Date that reasonably could not be expected to result in a Material Adverse Change.

      5.11 No Material Adverse Change. All financial statements relating to Prandium and its Subsidiaries that have been delivered by Prandium or Borrowers to the Lender Group have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, Prandium's and its Subsidiaries' financial condition as of the date thereof and results of operations for the period then ended. There has not been a Material Adverse Change with respect to Prandium and its Subsidiaries, taken as a whole, since the date of the latest financial statements submitted to the Lender Group on or before the Closing Date.

      5.12  Fraudulent Transfer.

                     (a) Prandium and each of its Subsidiaries is Solvent.

                     (b) No transfer of property is being made by Prandium or any of its Subsidiaries and no obligation is being incurred by Prandium or any of its Subsidiaries in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Prandium or its Subsidiaries.

       5.13 Employee Benefits. Neither Prandium nor any of its Subsidiaries, or any of their ERISA Affiliates maintains or contributes to any Benefit Plan.

       5.14 Environmental Condition. Except as set forth on Schedule 5.14, (a) to each of the Obligors' knowledge, none of Prandium's or any of its Subsidiaries' assets has ever been used by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such production, storage, handling, treatment, release or transport was in violation, in any material respect, of applicable Environmental Law in a manner that could reasonably be expected to result in a Material Adverse Change, (b) to each of the Obligors' knowledge, none of Prandium's or any of its Subsidiaries' properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) neither Prandium nor any of its Subsidiaries have received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by Prandium or any of its Subsidiaries, and (d) neither Prandium nor any of its Subsidiaries have received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Prandium or any of its Subsidiaries resulting in the releasing or disposing of Hazardous Materials into the environment that could reasonably be expected to result in a Material Adverse Change.

       5.15 Brokerage Fees. Neither Prandium nor any of its Subsidiaries has utilized the services of any broker or finder in connection with Borrowers' obtaining financing from the Lender Group under this Agreement and no brokerage commission or finders fee is payable by Prandium or any of its Subsidiaries in connection herewith.

       5.16 Intellectual Property. Prandium and its Subsidiaries own, or hold licenses in, all trademarks, trade names, copyrights, patents, patent rights, and licenses that are necessary to the conduct of their business as currently conducted. Attached hereto as Schedule 5.16 is a true, correct, and complete listing of all material patents, patent applications, trademarks, trademark applications, copyrights, and copyright registrations as to which Prandium or any of its Subsidiaries are the owner or are exclusive licensees. The Borrowers may amend Schedule 5.16 to include patents, patent applications, trademarks, trademark applications, copyrights, or copyright registrations as to which Prandium or any of its Subsidiaries become the owner after the Closing Date provided that, in connection with such amendment, Agent obtains a first priority perfected Lien on such intellectual property.

       5.17 Leases. Prandium and its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to the business of Prandium and its Subsidiaries and to which any of them are a party or under which any of them are a party. All of such leases are valid and subsisting and no material default by Prandium or any of its Subsidiaries exists under any of them.

       5.18 DDAs. Set forth on Schedule 5.18 are all of Prandium's and its Subsidiaries' DDAs, including, with respect to each depository (i) the name and address of such depository, and (ii) the account numbers of the accounts maintained with such depository. The Borrowers may amend Schedule 5.18 to include DDAs as to which Prandium or any of its Subsidiaries become the account holder after the Closing Date provided that, in connection with such amendment, Agent obtains a first priority perfected Lien on such DDA.

       5.19 Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of Prandium and its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents, or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Prandium and its Subsidiaries in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. On the Closing Date, the Closing Date Projections represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent Prandium's and its Subsidiaries' good faith best estimate of their future performance for the periods covered thereby (it being understood that both the Closing Date Projections and such additional Projections are subject to inherent contingencies and uncertainties beyond the control of Prandium and its Subsidiaries, and that no assurance can be given that such Projections will be realized).

       5.20 Indebtedness. Set forth on Schedule 5.20 is a true and complete list of all Indebtedness of Prandium and its Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding after the Closing Date and such Schedule accurately reflects the aggregate principal amount of such Indebtedness.

       5.21 Inactive Subsidiaries. The Inactive Subsidiaries do not own any material assets and do not engage in any material business activity.

6. AFFIRMATIVE COVENANTS.

              Each of the Obligors, jointly and severally, covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations (in accordance with the provisions for termination hereof), and, unless Agent shall otherwise consent in writing, each of the Obligors will, and will cause each of its respective Subsidiaries to, do all of the following:

       6.1 Accounting System. Maintain a standard system of accounting that enables each of them to produce financial statements in accordance with GAAP and also maintain records pertaining to the Collateral and the Guarantor Collateral that contain information as from time to time may reasonably be requested by Agent.

       6.2 Collateral and Operations Reporting. Provide Agent, with a copy to each Lender, with the following documents at the following times in form satisfactory to Agent:

                     (a) on a quarterly basis, and in any event, by no later than the 30th day following the end of each quarter during the term of this Agreement, a listing of each Borrower's and each Guarantor's currently operating restaurants,

                     (b) on a quarterly basis, and in any event, by no later than the 30th day following the end of each quarter during the term of this Agreement, a listing of each of the restaurants of Borrowers and the Guarantors that have been closed during such quarter,

                     (c) on a quarterly basis, and in any event, by no later than the 30th day following the end of each quarter during the term of this Agreement, a detailed listing of the properties or assets that have been sold or otherwise disposed of since the Closing Date (other than Permitted Dispositions) and a statement of the Net Proceeds received by FRI-MRD and any of its Subsidiaries from each such sale or other disposition,

                     (d) upon Agent's request (but, so long as no Event of Default has occurred or is continuing, no more frequently than one time per year), an updated appraisal of the Orderly Liquidation Value of the Eligible Real Property, and

                     (e) such other reports as to the Collateral and the Guarantor Collateral or the financial condition of Prandium or its Subsidiaries as Agent may reasonably request from time to time.

       6.3 Financial Statements, Reports, Certificates. Deliver to Agent, with copies to each Lender:

                     (a) as soon as available, but in any event within 30 days (45 days in the case of a month that is the end of one of the first 3 fiscal quarters in a fiscal year) after the end of each month during each of Prandium's fiscal years,

                     (i) a company prepared consolidated balance sheet, income statement, and statement of cash flow covering Prandium's and its Subsidiaries' operations during such period,

                     (ii) a summary aging, by vendor, of each of Prandium's and its Subsidiaries' accounts payable and any book overdraft,

                     (b) as soon as available, but in any event within 45 days after the end of each of Prandium's fiscal quarters,

              (i) a certificate signed by the chief financial officer of Prandium to the effect that:

                     (A) the financial statements delivered hereunder have been prepared in accordance with GAAP (except for the lack of footnotes and being subject to year-end audit adjustments) and fairly present in all material respects the financial condition of Prandium and its Subsidiaries,

                     (B) to such officer's best knowledge, the representations
              and warranties of the Obligors contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date), and

                     (C) to such officer's best knowledge, there does not exist any condition or event that constitutes a Default or Event of Default (or, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action the Obligors have taken, are taking, or propose to take with respect thereto), and

              (ii) a Compliance Certificate demonstrating, in reasonable detail, compliance at the end of such period with the applicable financial covenants contained in Section 7.20, and

              (c) as soon as available, but in any event within 90 days after the end of each of Prandium's fiscal years,

              (i) financial statements of Prandium and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants' letter to management),

              (ii) beginning with fiscal year 2002, a certificate of such accountants addressed to Agent and the Lenders stating that such accountants do not have knowledge of the existence of any Default or Event of Default under Section 7.20,

              (d) as soon as available, but in any event within 10 days prior to the start of each of Prandium's fiscal years, copies of the Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to Agent, in its sole discretion, for the forthcoming 3 years, year by year, and for the forthcoming fiscal year, month by month, certified by the chief financial officer of Prandium as being such officer's good faith best estimate of the financial performance of Prandium and its Subsidiaries during the period covered thereby,

                   (e)   if and when filed by any Borrower or any Guarantor,

                   (i) Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,

                   (ii) any other filings made by any Borrower or any Guarantor with the SEC, and

                   (iii) any other information that is provided by any Borrower or any Guarantor to its shareholders generally,

                   (f) if and when filed by any Obligor and as requested by Agent, satisfactory evidence of payment of applicable excise taxes in each jurisdiction in which (i) any Obligor conducts business or is required to pay any such excise tax, (ii) where any Obligor's failure to pay any such applicable excise tax would result in a Lien on the properties or assets of such Obligor, or (iii) where any Obligor's failure to pay any such applicable excise tax reasonably could be expected to result in a Material Adverse Change,

                   (g) as soon as any Obligor has knowledge of any event or condition that constitutes a Default or an Event of Default, notice thereof and a statement of the curative action that the Obligors propose to take with respect thereto, and

                   (h) upon the request of Agent, any other report reasonably requested relating to the financial condition of Prandium and its Subsidiaries.

              In addition to the financial statements referred to above, Prandium agrees to deliver financial statements prepared on both a consolidated and consolidating basis and agrees that no Subsidiary of Prandium will have a fiscal year different from that of Prandium. Prandium and its Subsidiaries agree that their independent certified public accountants are authorized to communicate with Agent and to release to Agent whatever financial information concerning Prandium and its Subsidiaries Agent reasonably may request. Prandium and its Subsidiaries waive the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by Agent pursuant to or in accordance with this Agreement, and agrees that Agent may contact directly any such accounting firm or service bureau in order to obtain such information; provided, however, that, so long as no Event of Default has occurred and is continuing, Agent agrees to endeavor to provide Prandium with prior notice of any such contact and agrees that Prandium may participate in any such discussions.

       6.4 Tax Returns. Upon Agent's request, make available to Agent at Prandium's chief executive office, copies of each of Prandium's federal income tax returns and all amendments thereto.

       6.5    [Intentionally omitted].

       6.6 Maintenance of Properties. Maintain and preserve all of its properties which are necessary or useful in the proper conduct to its business in good working order and condition, ordinary wear and tear excepted, and comply at all times with the provisions of all leases to which it is a party as lessee so as to prevent any loss or forfeiture thereof or thereunder; provided, however, that the foregoing shall not be deemed to prevent Permitted Dispositions to the extent otherwise permitted hereunder.

       6.7 Taxes. Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Prandium, any of its Subsidiaries, or any of their assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. Prandium and its Subsidiaries will make timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Agent with proof satisfactory to Agent indicating that Prandium and its Subsidiaries have made such payments or deposits.

       6.8    Insurance.

                     (a) At Prandium's and its Subsidiaries' expense, maintain insurance respecting its assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. Prandium and its Subsidiaries also shall maintain business interruption, public liability, and product liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation. All such policies of insurance shall be in such amounts and with such insurance companies as are reasonably satisfactory to Agent. Prandium and its Subsidiaries shall deliver copies of all such policies to Agent with a satisfactory lender's loss payable endorsement naming Agent as sole loss payee or additional insured, as appropriate. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give (i) not less than 10 days prior written notice to Agent in the event of cancellation of the policy due to non-payment of premium, and (ii) not less than 20 days prior written notice to Agent in the event of cancellation of the policy for any other reason. Agent agrees that Prandium or its Subsidiaries may self-insure for workers compensation insurance, general liability insurance, auto liability insurance, and health insurance, in each case, consistent with past practices and for not more than $500,000 per occurrence.

                     (b) Prandium and its Subsidiaries shall give Agent prompt notice of any loss in excess of $100,000 covered by property insurance; provided, however, that if the aggregate amount of the losses that do not exceed $100,000 is greater than $250,000, then Prandium and its Subsidiaries shall give Agent prompt notice of all such losses in excess of $50,000. With the exception of insurance policies covering the property or assets of HGI and the HGI Subsidiaries (as to which Agent shall not have the right to adjust losses), upon

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

the occurrence and during the continuation of an Event of Default, Agent shall have the exclusive right to adjust any losses payable under any such insurance policies, without any liability to Prandium or its Subsidiaries whatsoever in respect of such adjustments. Any monies received as payment for any loss or damage to Prandium's or its Subsidiaries' properties and assets by fire, lightning, windstorm, hail, explosion, aircraft, smoke damage, vehicle damage, earthquake, elevator collision, or other risks included under an "extended coverage" endorsement under the applicable insurance policy (exclusive of any casualty loss wherein the insurance proceeds are less than $50,000 and excluding insurance proceeds received with respect to the assets or properties of HGI), shall be paid over to Agent, and Prandium and its Subsidiaries shall have the right to designate in writing to Agent within 45 days of such payment whether such payment shall be (i) applied to the prepayment of the Obligations without premium, in such order or manner as Agent may elect, or (ii) disbursed to Prandium or any of its Subsidiaries, as applicable, under staged payment terms satisfactory to Agent for application to the cost of repairs, replacements, or restorations and subject to the conditions set forth in this Section 6.8(b). In the event Agent fails to receive timely such written designation or the conditions set forth in the following sentence are not satisfied, the payment shall be applied in the manner set forth in clause (i) of the immediately preceding sentence. If Prandium and its Subsidiaries elect to cause Agent to disburse any monies received as payment for any loss pursuant to this Section 6.8(b), Agent only shall be obligated to disburse such money for the repair, replacement or restoration of the affected property or assets if all of the following conditions are satisfied: (A) no Default or Event of Default has occurred and is continuing or would result from the disbursement or application of such monies; (B) Borrowers have cash, cash equivalents, Availability, and/or business interruption insurance proceeds in amounts sufficient, in Agent's reasonable judgment, to ensure that Borrowers will be able to make payment as and when due of each of their direct Obligations that will be payable during the period of such repair, replacement, or restoration; (C) Agent is reasonably satisfied that the amount of such cash, cash equivalents, borrowing availability, and/or insurance proceeds will be sufficient fully to repair, replace, or restore the affected property or assets; (D) construction, completion of the repair, replacement, or restoration of the affected property or assets shall be completed in accordance with plans, specifications, and drawings submitted to and approved by Agent, which approval shall not be unreasonably withheld or delayed; (E) all construction and completion of the repair, replacement, or restoration shall be effected with reasonable promptness and shall be of a value (the "Replaced Value") (i) at least equal to the replacement value (the "Destroyed Value") of such items of property destroyed or condemned prior to such destruction or condemnation, or (ii) less than the Destroyed Value so long as the difference between the Destroyed Value and the Replaced Value is applied to the prepayment of the Obligations without premium, in such order or manner as Agent may elect; and (F) all monies paid by Prandium or its Subsidiaries to Agent may be commingled with other funds of the Lender Group and will not bear interest pending disbursement hereunder. Anything in the foregoing sentence to the contrary notwithstanding, if any lease for any Real Property or Personal Property leased by Prandium or any of its Subsidiaries requires that monies received as payment for any loss or damage to such property under an applicable insurance policy be applied to the cost of repairs, replacements, or restorations of such property, any such monies shall be paid over to Agent and disbursed to Prandium or any of its Subsidiaries, as applicable, under staged payment terms satisfactory to Agent for application to such costs, regardless of whether the conditions set forth in clauses (A) through (F) above have been satisfied. Upon the occurrence and during the continuance of an Event of Default, Agent shall have the right to apply all prepaid premiums to the payment of the Obligations in such order or form as Agent shall determine.

                     (c) Neither Prandium nor any of its Subsidiaries will take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.8, unless Agent is included thereon as named or additional insured with, in the event Agent is a named insured, the loss payable to Agent under a lender's loss payable endorsement or its equivalent. Prandium and its Subsidiaries immediately shall notify Agent whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and copies of such policies promptly shall be provided to Agent.

       6.9 Location of Inventory and Equipment. Keep the Inventory and Equipment only at, or in transit between, the locations identified on Schedule 5.5; provided, however, that Borrowers may amend Schedule 5.5 so long as such amendment occurs by written notice to Agent prior to the date on which Inventory or Equipment is moved to such new location, so long as such new location is within the continental United States, and so long as, at the time of such written notification, Borrowers provide any financing statements or fixture filings necessary to perfect and continue perfected the Agent's Liens on such assets and also provides to Agent a Collateral Access Agreement, if reasonably requested by Agent.

       6.10 Compliance with Laws. Comply in all material respects with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not result in and reasonably could not be expected to result in a Material Adverse Change.

       6.11 Leases. Pay when due all rents and other amounts payable under any material leases to which Prandium or any of its Subsidiaries is a party or by which Prandium's or any of its Subsidiaries' properties and assets are bound, unless such payments are the subject of a Permitted Protest.

       6.12 Brokerage Commissions. Pay any and all brokerage commission or finders fees incurred in connection with or as a result of Borrowers' obtaining financing from the Lender Group under this Agreement. Each Borrower agrees and acknowledges that payment of all such brokerage commissions or finders fees shall be the sole responsibility of Borrowers, and each Borrower agrees to indemnify, defend, and hold Agent and the Lender Group harmless from and against any claim of any broker or finder arising out of Borrowers' obtaining financing from the Lender Group under this Agreement.

       6.13 Existence. At all times preserve and keep in full force and effect Prandium's and its Subsidiaries' valid existence and good standing and any rights and franchises material to Prandium's and its Subsidiaries' businesses (except that no Obligor shall be required to maintain the existence and good standing of any of their Subsidiaries that they are permitted to sell, dissolve, merge, or consolidate pursuant to the provisions of this Agreement).

     6.14 Environmental.

               (a) Keep any property either owned or operated by Prandium or any of its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply, in all material respects, with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests, (c) promptly notify Agent of any release of a Hazardous Material in any reportable quantity from or onto property owned or operated by Prandium or any of its Subsidiaries and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, and (d) promptly provide Agent with written notice within 10 days of the receipt of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of Prandium or any of its Subsidiaries, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against Prandium or any of its Subsidiaries, and (iii) notice of a violation, citation, or other administrative order which reasonably could be expected to result in a Material Adverse Change.

     6.15 Disclosure Updates. Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, (a) notify Agent if any written information, exhibit, or report furnished to the Lender Group contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and (b) correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement, filing, or recordation thereof.

7. NEGATIVE COVENANTS.

          Each of the Obligors, jointly and severally, covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations (in accordance with the provisions for termination hereof), each of the Obligors will not, and will not permit any of their Subsidiaries to, do any of the following without Agent's prior written consent:

     7.1 Indebtedness. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

               (a) Indebtedness evidenced by this Agreement and the other Loan Documents, together with Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit,

               (b)  Indebtedness set forth on Schedule 5.20,

               (c)  Permitted Purchase Money Indebtedness,

               (d) refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) and (c) of this Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not materially impair the prospects of repayment of the Obligations by Prandium and its Subsidiaries or materially impair Prandium and its Subsidiaries' creditworthiness, (ii) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended (except to the extent of accrued interest and fees on such Indebtedness and fees incurred in connection with any such refinancing, renewal or extension), (iii) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are materially more burdensome or restrictive to Prandium and its Subsidiaries, and (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness,

               (e)  Indebtedness composing Permitted Investments,

               (f) Indebtedness relating to insurance premium financing incurred in the ordinary course of business, and

               (g) Indebtedness relating to Prandium's and its Subsidiaries' controlled disbursement accounts or in respect of overdrafts of zero balance bank accounts so long as such Indebtedness is outstanding for not more than 2 Business Days at any one time.

     7.2 Liens. Create, incur, assume, or permit to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced, renewed, or extended under Section 7.1(d) and so long as the replacement Liens only encumber those assets that secured the refinanced, renewed, or extended Indebtedness).

     7.3  Restrictions on Fundamental Changes.

               (a) Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Stock; provided, that any Subsidiary of FRI-MRD that is not a Borrower may be merged or consolidated with a Borrower (so long as a Borrower is the survivor of such merger or consolidation) or with any other Subsidiary of FRI-MRD that is not a Borrower.

               (b) Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution); provided, that if all of the assets of any Subsidiary of Prandium are sold, transferred or otherwise disposed of in accordance with this Agreement, such Subsidiary may be liquidated, wound up, or dissolved; provided further, however, that Inner Harbor may be dissolved.

               (c) Convey, sell, lease, license, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its assets other than pursuant to a Permitted Disposition.

     7.4 Disposal of Assets. Other than Permitted Dispositions, convey, sell, lease, license, assign, transfer, or otherwise dispose of any of Prandium's or its Subsidiaries' assets.

     7.5 Change Name. Change its name, FEIN, corporate structure, or identity, or add any new fictitious name; provided, however, that Prandium and any of its Subsidiaries may change its name or add fictitious names upon at least 30 days prior written notice to Agent of such change and so long as, at the time of such written notification, Prandium, or its Subsidiary, as applicable, provides any financing statements or fixture filings necessary to perfect and continue perfected the Agent's Liens.

     7.6 Guarantee. Guarantee or otherwise become in any way liable with respect to the obligations of any third Person (other than any Subsidiary of FRI-MRD) except by endorsement of instruments or items of payment for deposit to the account of Prandium or its Subsidiaries or which are transmitted or turned over to Agent.

     7.7 Nature of Business. Make any change in the principal nature of its business.

     7.8  Prepayments and Amendments.

               (a) Except in connection with a refinancing permitted by Section 7.1(d), prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Obligor, other than (i) the Obligations in accordance with this Agreement, (ii) the 15% Notes pursuant to the provisions of the Plan of Reorganization, (iii) the 14% Notes pursuant to the provisions of the Plan of Reorganization, and (iv) the New FRI-MRD Notes with the cash flow from HGI pursuant to Section 5.12 of that certain "FRI-MRD Corporation Note Agreement, dated as of July 2, 2002 Re: Up to $80,000,000 12.0% Senior Secured Notes due January 31, 2005" (without giving effect to any amendments thereto).

               (b)  Except in connection with (i) a refinancing permitted by
Section 7.1(d) or (ii) the Plan of Reorganization, directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Sections 7.1(b) or (c).

     7.9 Change of Control. Cause, permit, or suffer, directly or indirectly, any Change of Control.

     7.10 [Intentionally omitted].

     7.11 Distributions

               (a) Make any distribution or declare or pay any dividends (in cash or other property, other than common Stock) on, or purchase, acquire, redeem, or retire any of Prandium's or any of its Subsidiaries' Stock, of any class, whether now or hereafter outstanding; provided, that (i) any Subsidiary of a Borrower may make distributions or declare or pay dividends to its immediate parent, and (ii) Borrowers may make Permitted Parent Distributions.

     7.12 Accounting Methods. Modify or change its method of accounting (other than as may be required or permitted to conform to GAAP) or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Prandium's or its Subsidiaries' accounting records without said accounting firm or service bureau agreeing to provide Agent information regarding the Collateral or Prandium's or its Subsidiaries' financial condition.

     7.13 Investments. Except for Permitted Investments, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment; provided, however, that Prandium and its Subsidiaries shall not have Permitted Investments (other than in the Concentration Accounts) in deposit accounts or Securities Accounts in excess of $250,000 outstanding at any one time unless Prandium or its Subsidiary, as applicable, and the applicable securities intermediary or bank have entered into Control Agreements governing such Permitted Investments, as Agent shall determine in its Permitted Discretion, to perfect (and further establish) the Agent's Liens in such Permitted Investments.

     7.14 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction with any Affiliate of Prandium or its Subsidiaries except for transactions that are in the ordinary course of their business, upon fair and reasonable terms, that are fully disclosed to Agent, and that are no less favorable to Prandium or its Subsidiaries than would be obtained in an arm's length transaction with a non-Affiliate.

     7.15 Suspension. Suspend or go out of a substantial portion of its business.

     7.16 [Intentionally omitted].

     7.17 Use of Proceeds. Use the proceeds of the Advances for any purpose other than (a) on the Closing Date, (i) to repay, in full, the outstanding principal, accrued interest, and accrued fees and expenses owing to Existing Lender (other than any Letters of Credit which will be deemed Letters of Credit supported by L/C Undertakings issued under this Agreement), and (ii) to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted purposes.

     7.18 Change in Location of Chief Executive Office; Inventory and Equipment with Bailees. Relocate its chief executive office to a new location without providing 30 days prior written notification thereof to Agent and so long as, at the time of such written notification, Prandium or its Subsidiary, as applicable, provides any financing statements or fixture filings necessary to perfect and continue perfected the Agent's Liens and also provides to Agent a Collateral Access Agreement with respect to such new location, if reasonably requested by Agent. Other than Inventory and Equipment of the Obligors with a fair market value of less than $500,000 in the aggregate or unless subject to a Collateral Access Agreement, the Inventory and Equipment of the Obligors shall not at any time now or hereafter be stored with a bailee, warehouseman, or similar party without Agent's prior written consent.

     7.19 Securities Accounts. Establish or maintain any Securities Account unless Agent shall have received a Control Agreement in respect of such Securities Account. Neither Prandium nor any of its Subsidiaries shall transfer assets out of any Securities Account; provided, however, that, so long as no Triggering Event has occurred and is continuing or would result therefrom, Prandium and its Subsidiaries may use such assets (and the proceeds thereof) to the extent not prohibited by this Agreement.

     7.20 Financial Covenants.

               (a) EBITDA - Prandium. In the case of Prandium, fail to maintain EBITDA measured on a fiscal quarter-end basis, of not less than the required amount set forth in the following table for the applicable period set forth opposite thereto:

     ---------------------------------------------------------------------------
          Applicable Amount                        Applicable Period
     ---------------------------------------------------------------------------
                $6,710,000                      For the 9 month period
                                           ending September 29, 2002
     ---------------------------------------------------------------------------
                $9,545,000                      For the 12 month period
                                         ending each fiscal quarter thereafter
     ---------------------------------------------------------------------------

               (b) EBITDA - Chi-Chi's. In the case of Chi-Chi's, fail to maintain EBITDA measured on a fiscal quarter-end basis, of not less than the required amount set forth in the following table for the applicable period set forth opposite thereto:

     ---------------------------------------------------------------------------
          Applicable Amount                       Applicable Period
     ---------------------------------------------------------------------------
               $6,006,000                      For the 9 month period
                                            ending September 29, 2002
     ---------------------------------------------------------------------------
               $8,515,000                      For the 12 month period
     ---------------------------------------------------------------------------
                                          ending each fiscal quarter thereafter
     ---------------------------------------------------------------------------

               (c) EBITDA - KKR. In the case of KKR, fail to maintain EBITDA measured on a fiscal quarter-end basis, of not less than the required amount set forth in the following table for the applicable period set forth opposite thereto:

     ---------------------------------------------------------------------------
          Applicable Amount                          Applicable Period
     ---------------------------------------------------------------------------
               $  739,000                       For the 9 month period
                                           ending September 29, 2002
     ---------------------------------------------------------------------------
               $1,044,000                       For the 12 month period
                                          ending each fiscal quarter thereafter
     ---------------------------------------------------------------------------

               (d) Indebtedness to EBITDA. A ratio of (a) Total Debt to (b) EBITDA of Prandium and its Subsidiaries, on a consolidated basis, of not greater than the ratio set forth in the following table for the applicable period set forth opposite thereto:

     ---------------------------------------------------------------------------
          Applicable Ratio                           Applicable Date
     ---------------------------------------------------------------------------
               12.06:1.00                        As of September 29, 2002
     ---------------------------------------------------------------------------
                8.56:1.00                        As of December 29, 2002
     ---------------------------------------------------------------------------
                9.03:1.00                           As of March 30, 2003
     ---------------------------------------------------------------------------
                9.02:1.00                           As of June 29, 2003
     ---------------------------------------------------------------------------
                9.41:1.00                        As of September 28, 2003
     ---------------------------------------------------------------------------
                9.40:1.00                        As of December 28, 2003
     ---------------------------------------------------------------------------
                9.81:1.00                           As of March 29, 2004
     ---------------------------------------------------------------------------
                9.81:1.00                           As of June 28, 2004
     ---------------------------------------------------------------------------
               10.25:1.00                        As of September 27, 2004
     ---------------------------------------------------------------------------
               10.24:1.00                        As of December 27, 2004
     ---------------------------------------------------------------------------

     ---------------------------------------------------------------------------
               10.71:1.00                           As of March 28, 2005
     ---------------------------------------------------------------------------

     7.21 Inactive Subsidiaries. Permit, except as set forth on Schedule 7.21, any Inactive Subsidiary to (a) own any material assets, or (b) engage in any material business activity.

8. EVENTS OF DEFAULT.

          Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:

     8.1 If any Borrower fails to pay when due and payable, or when declared due and payable, all or any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts constituting Obligations); provided, however, that in the case of Overadvances that are caused by the charging of interest, fees, or Lender Group Expenses to Borrowers' Loan Account, such event shall not constitute an Event of Default if, within 3 Business Days prior telephonic notice of such Overadvance, Borrower prepays, or otherwise eliminates, such Overadvance;

     8.2 If (a) Prandium or any of its Subsidiaries fails to perform, keep, or observe in any material respect any term, provision, covenant, or agreement contained in Sections 6.1 (Accounting System), 6.2 (Collateral Reports), 6.4 (Tax Returns), 6.5 (Title to Equipment), 6.6 (Maintenance of Equipment), 6.10 (Locations of Inventory and Equipment), 6.11 (Compliance with Laws), or 6.12 (Employee Benefits) of this Agreement and such failure continues for a period of 15 days from the date on which any of Prandium or its Subsidiaries first had knowledge or reasonably should have had knowledge of such failure or neglect, or
(b) Prandium or any of its Subsidiaries fails or neglects to perform, keep, or observe, in any material respect, any other term, provision, covenant, or agreement contained in this Agreement or any of the other Loan Documents (other than any such term, provision, covenant, or agreement that is the subject of another provision of this Section 8), and, in each such instance, after giving effect to any notice, grace, or cure periods provided for in such Loan Documents;

     8.3 If any material portion of Prandium's or any of its Subsidiaries' assets is attached, seized, subjected to a writ or distress warrant, levied upon, or comes into the possession of any third Person and the same is not discharged or bonded before the earlier of 30 days after the date it first arises or 5 days prior to the date on which such property or asset is subject to forfeiture by Prandium or such Subsidiary, as applicable;

     8.4 If an Insolvency Proceeding is commenced by Prandium or any of its Subsidiaries;

     8.5 If an Insolvency Proceeding is commenced against Prandium or any of its Subsidiaries, and any of the following events occur: (a) Prandium or the applicable Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, Agent (including any successor agent) and each other member of the Lender Group shall be relieved of their obligations to extend credit hereunder, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Prandium or any of its Subsidiaries, or (e) an order for relief shall have been entered therein;

     8.6 If Prandium or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs and such injunction, restraining order, or other court order is not stayed within 30 days of the date on which it first arises;

     8.7 If a notice of Lien, levy, or assessment is filed of record with respect to any of Prandium's or any of its Subsidiaries' assets by the United States, or any department, agency, or instrumentality thereof, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any of Prandium's or any of its Subsidiaries' assets and the same is not paid before such payment is delinquent;

     8.8 If a notice of Lien, levy, or assessment is filed of record with respect to any of Prandium's or any of its Subsidiaries' properties or assets by any state, county, municipal, or other non-federal governmental agency, or if any taxes or debts owing for an amount in excess of $250,000 at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any of Prandium's or any of its Subsidiaries' properties or assets and, in any such case, such taxes or debts are not the subject of a Permitted Protest, and the Lien is not released, discharged, or bonded against before the earlier of 30 days of the date it first arises or 5 days of the date when such property or asset is subject to being forfeited;

     8.9 If a notice of Lien, levy, or assessment is filed of record with respect to the Headquarters Property by any state, county, municipal, or other non-federal governmental agency, or if any Real Property taxes owing for an amount in excess of $250,000 at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon the Headquarters Property and, in any such case, such taxes are not the subject of a Permitted Protest, and the Lien is not released, discharged, or bonded against before the earlier of 30 days of the date it first arises or 5 days of the date when the Headquarters Property is subject to being forfeited;

     8.10 If there is a default in one or more agreements relating to Indebtedness of Prandium or any of its Subsidiaries involving an aggregate amount of $250,000, or more, and such default (a) occurs at the final maturity of the obligations thereunder, or (b) results in a right by the other parties thereto, irrespective of whether exercised, to accelerate the maturity of Prandium's or its Subsidiaries' obligations thereunder;

     8.11 If Prandium or any of its Subsidiaries makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

     8.12 If any material misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement, or Record made to the Lender Group by Prandium, any of its Subsidiaries, or any officer, employee, agent, or director of Prandium or any of its Subsidiaries;

     8.13 If the obligation of any Guarantor under the Guaranty is limited or terminated by operation of law or by any such Guarantor thereunder;

     8.14 If this Agreement or any other Loan Document that purports to create a Lien, shall, as a result of any act or failure to act by Prandium or any of its Subsidiaries, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Collateral covered hereby or thereby; or

     8.15 Any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by Prandium or any of its Subsidiaries, or a proceeding shall be commenced by Prandium or any of its Subsidiaries, or by any Governmental Authority having jurisdiction over Prandium and its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or Prandium or any of its Subsidiaries shall deny that Prandium or any of its Subsidiaries has any liability or obligation purported to be created under any Loan Document.

9. THE LENDER GROUP'S RIGHTS AND REMEDIES.

     9.1 Rights and Remedies. Upon the occurrence, and during the continuation, of an Event of Default, the Required Lenders (at their election but without notice of their election and without demand) may authorize and instruct Agent to do any one or more of the following on behalf of the Lender Group (and Agent, acting upon the instructions of the Required Lenders, shall do the same on behalf of the Lender Group), all of which are authorized by Prandium and Borrowers:

               (a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

               (b) Cease advancing money or extending credit to or for the benefit of Borrowers under this Agreement, under any of the Loan Documents, or under any other agreement between Borrowers and the Lender Group;

               (c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of the Lender Group, but without affecting any of the Agent's Liens in the Collateral and without affecting the Obligations;

               (d)   [Intentionally omitted];

               (e)   [Intentionally omitted];

               (f) Without notice to or demand upon Borrowers or any Guarantor, make such payments and do such acts as Agent considers necessary or reasonable to protect its security interests in the Collateral. Borrowers agree to assemble the Personal Property Collateral if Agent so requires, and to make the Personal Property Collateral available to Agent at a place that Agent may designate which is reasonably convenient to both parties. Borrowers authorize Agent to enter the premises where the Personal Property Collateral is located, to take and maintain possession of the Personal Property Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien that in Agent's determination appears to conflict with the Agent's Liens and to pay all expenses incurred in connection therewith and to charge Borrowers' Loan Account therefor. With respect to any Obligor's owned or leased premises, each Obligor hereby grants Agent a license (to the maximum extent permitted by law and the terms of the applicable lease) to enter into possession of such premises and to occupy the same, without charge, for up to 120 days in order to exercise any of the Lender Group's rights or remedies provided herein, at law, in equity, or otherwise;

               (g)   [Intentionally omitted];

               (h)   [Intentionally omitted];

               (i) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Personal Property Collateral. Each Borrower hereby grants to Agent a license or other right to use, without charge, such Borrower's labels, patents, copyrights, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Personal Property Collateral, in completing production of, advertising for sale, and selling any Personal Property Collateral and such Borrower's rights under all licenses and all franchise agreements shall inure to the Lender Group's benefit;

               (j) Sell the Personal Property Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including each Obligor's premises) as Agent determines is commercially reasonable. It is not necessary that the Personal Property Collateral be present at any such sale;

               (k) Agent shall give notice of the disposition of the Personal Property Collateral as follows:

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

                     (i) Agent shall give Borrowers a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Personal Property Collateral, the time on or after which the private sale or other disposition is to be made; and

                     (ii) The notice shall be personally delivered or mailed, postage prepaid, to Borrowers as provided in Section 12, at least 10 days before the earliest time of disposition set forth in the notice; no notice needs to be given prior to the disposition of any portion of the Personal Property Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market;

                     (l) Agent, on behalf of the Lender Group, may credit bid and purchase at any public sale; and

                     (m) The Lender Groupshall have all other rights and remedies available at law or in equity or pursuant to any other Loan Document; and

                     (n) Any deficiency that exists after disposition of the Personal Property Collateral as provided above will be paid promptly (and in any event within 2 Business Days) by the Guarantors (pursuant to the Guaranty) and Borrowers. Any excess will be returned, without interest and subject to the rights of third Persons, by Agent to Borrowers.

     9.2 Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10.  TAXES AND EXPENSES.

            If Prandium or any of its Subsidiaries fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, to the extent that Agent determines that such failure by Prandium or any of its Subsidiaries could reasonably be expected to result in a Material Adverse Change with respect to the Collateral, without prior notice to Prandium or any of its Subsidiaries, Agent may do any or all of the following: (a) make payment of the same or any part thereof, (b) set up such reserves in the Loan Account as Agent deems necessary to protect the Lender Group from the exposure created by such failure, or (c) in the case of the failure to comply with Section 6.8 hereof, obtain and maintain insurance policies of the type described in Section 6.8 and take any action with respect to such policies as Agent reasonably deems prudent.

Any such amounts paid by Agent shall constitute Lender Group Expenses and any such payments shall not constitute an agreement by the Lender Group to make similar payments in the future or a waiver by the Lender Group of any Event of Default under this Agreement. Agent need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing. Agent agrees to endeavor in good faith promptly to provide notice to Prandium or Borrowers of any action taken by Agent under this Section 10, but the failure of Agent to do so (except if such failure is the result of Agent's bad faith) shall not create any liability whatsoever on the part of Agent.

11.  WAIVERS; INDEMNIFICATION.

     11.1 Demand; Protest; etc. Each of the Obligors waives, to the extent permitted by law, all demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which such Obligor may in any way be liable.

     11.2 The Lender Group's Liability for Collateral. Each Borrower hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrowers.

     11.3 Indemnification. Each of the Obligors, jointly and severally, shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons with respect to each Lender, each Participant, and each of their respective officers, directors, employees, agents, and attorneys-in-fact (each, an "Indemnified Person") harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby, and (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto (all the foregoing, collectively, the "Indemnified Liabilities"). No Obligor shall have any obligation to any Indemnified Person under this Section 11.3: (a) with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person; (b) with respect to any settlement in excess of $250,000 made without Borrowers' consent (which shall not be unreasonably withheld, conditioned, or delayed and which consent need not be obtained if any Obligor is in default of its obligations under this Section 11.3); or (c) without Borrowers' consent (which shall not be unreasonably withheld, conditioned, or delayed and which consent need not be obtained if any Obligor is in default of its obligations under this Section 11.3), for fees and disbursements of more than one separate firm of attorneys for all Indemnified Persons relative to a particular Indemnified Liability. This provision shall survive the termination of this Agreement and the repayment of the Obligations for a period of 2 years (and shall continue thereafter with respect to claims made or asserted during such period).

12.   NOTICES.

           Unless otherwise provided in this Agreement, all notices or demands by Borrowers or Agent to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as Borrowers or Agent, as applicable, may designate to each other in accordance herewith), or telefacsimile to the Obligors or Agent, as the case may be, at its address set forth below:

           If to any Obligor:  PRANDIUM, INC.
                               2701 Alton Parkway
                               Irvine, California  92606
                               Attn: Mr. Robert T. Trebing, Jr.
                               Fax No. 949.724.9914

           with copies to:     SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                               300 South Grand Avenue
                               Los Angeles, California  90071
                               Attn: David Reamer, Esq.
                               Fax No. 213.687.5600

           If to Agent:        FOOTHILL CAPITAL CORPORATION
                               2450 Colorado Avenue
                               Suite 3000 West
                               Santa Monica, California 90404
                               Attn: Structured Finance Division Manager
                               Fax No. 310.453.7442
        with copies to:  BROBECK, PHLEGER & HARRISON LLP
                         550 South Hope Street, Suite 2100
                         Los Angeles, California  90071
                         Attn: John Francis Hilson, Esq.
                         Fax No. 213.745.3345

         Agent and the Obligors may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 12, other than notices by Agent in connection with enforcement rights against the Collateral under the provisions of the Code, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail. Each of the Obligors acknowledges and agrees that notices sent by the Lender Group in connection with the exercise of enforcement rights against Collateral under the provisions of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or any other method set forth above.

13.   CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

                 (a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

                 (b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWERS AND THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13(b).

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

               (c) EACH OF THE OBLIGORS AND THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH OF THE OBLIGORS AND THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

14.  ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

     14.1  Assignments and Participations.

               (a) Any Lender may, with the written consent of Agent (provided that no written consent of Agent shall be required in connection with any assignment and delegation by a Lender to an Eligible Transferee unless required under clause (e) or (f) of the definition thereof)), assign and delegate to one or more assignees (each an "Assignee") all, or any ratable part of all, of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount of $5,000,000; provided, however, that the Obligors and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrowers and Agent by such Lender and the Assignee, (ii) such Lender and its Assignee have delivered to Borrowers and Agent an Assignment and Acceptance in form and substance satisfactory to Agent, and (iii) the assignor Lender or Assignee has paid to Agent for Agent's separate account a processing fee in the amount of $5,000. Anything contained herein to the contrary notwithstanding, the consent of Agent shall not be required (and payment of any fees shall not be required) if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender.

               (b) From and after the date that Agent notifies the assignor Lender (with a copy to Borrowers) that it has received an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 11.3 hereof) and be released from its obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall affect a novation between the Obligors and the Assignee.

               (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (1) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (2) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Prandium or its Subsidiaries or the performance or observance by the Obligors of any of their respective obligations under this Agreement or any other Loan Document furnished pursuant hereto, (3) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (4) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (5) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement as are delegated to Agent, by the terms hereof, together with such powers as are reasonably incidental thereto, and (6) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

               (d) Immediately upon each Assignee's making its processing fee payment under the Assignment and Acceptance and receipt and acknowledgment by Agent of such fully executed Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

               (e) Any Lender may at any time, with the written consent of Agent, sell to one or more commercial banks, financial institutions, or other Persons not Affiliates of such Lender (a "Participant") participating interests in its Obligations, the Commitment, and the other rights and interests of that Lender (the "Originating Lender") hereunder and under the other Loan Documents (provided that no written consent of Agent shall be required in connection with any sale of any such participating interests by a Lender to an Eligible Transferee (unless required under clause (e) or (f) of the definition thereof)); provided, however, that (i) the Originating Lender shall remain a "Lender" for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a "Lender" hereunder or under the other Loan Documents and the Originating Lender's obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) the Obligors, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender's rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or a material portion of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums, and (v) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, the Obligors, the Collections, the Collateral, the Guarantor Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

                (f) In connection with any such assignment or participation or proposed assignment or participation, a Lender may disclose all documents and information which it now or hereafter may have relating to the Obligors or the Obligors' businesses if the potential Assignee or Participant agrees to be bound by Section 17.7.

                (g) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR ss.203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

      14.2 Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that no Obligor may assign this Agreement or any rights or duties hereunder without the Lenders' prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release the Obligors from their respective Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 14.1 hereof and, except as expressly required pursuant to Section 14.1 hereof, no consent or approval by the Obligors is required in connection with any such assignment.

15.   AMENDMENTS; WAIVERS.

      15.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Obligor therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and each Obligor and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders affected thereby, and each Obligor, do any of the following:

                  (a)   increase or extend any Commitment of any Lender,

                  (b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

                  (c) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document,

                  (d) change the percentage of the Commitments that is required to take any action hereunder,

                  (e) amend this Section or any provision of the Agreement providing for consent or other action by all Lenders,

                  (f)   release Collateral other than as permitted by Section
16.12,

                  (g)   change the definition of "Required Lenders",

                  (h)   contractually subordinate any of the Agent's Liens,

                  (i) release any Borrower or any Guarantor from any obligation for the payment of money, or

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                  (j)   change the definitions of Borrowing Base, Maximum
Revolver Amount, Liquidity Reserve, or Maximum Amount, or change Section 2.1(b), or

                  (k)   amend any of the provisions of Section 16,

and, provided further, however, that no amendment, waiver or consent shall, unless in writing and signed by Agent, Issuing Lender, or Swing Lender, as applicable, affect the rights or duties of Agent, Issuing Lender, or Swing Lender, as applicable, under this Agreement or any other Loan Document. The foregoing notwithstanding, any amendment, modification, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of the Obligors, shall not require consent by or the agreement of any Obligor.

     15.2   Replacement of Holdout Lender.

                  (a) If any action to be taken by the Lender Group or Agent hereunder requires the unanimous consent, authorization, or agreement of all Lenders, and a Lender ("Holdout Lender") fails to give its consent, authorization, or agreement, then Agent, upon at least 5 Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute Lenders reasonably acceptable to Borrowers (each, a "Replacement Lender"), and the Holdout Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

                  (b) Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance Agreement, subject only to the Holdout Lender being repaid its share of the outstanding Obligations (including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever. If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance Agreement prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance Agreement. The replacement of any Holdout Lender shall be made in accordance with the terms of Section
14.1. Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make the Holdout Lender's Pro Rata Share of Advances and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit.

     15.3 No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the

                                      -79-

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extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent's and each Lender's rights thereafter to require strict performance by the Obligors of any provision of this Agreement. Agent's and each Lender's rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

16.    AGENT; THE LENDER GROUP.

       16.1 Appointment and Authorization of Agent. Each Lender hereby designates and appoints Foothill as its representative under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as such on the express conditions contained in this Section 16. The provisions of this Section 16 are solely for the benefit of Agent and the Lenders, and no Borrower shall have any rights as a third party beneficiary of any of the provisions contained herein. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent; it being expressly understood and agreed that the use of the word "Agent" is for convenience only, that Foothill is merely the representative of the Lenders, and only has the contractual duties set forth herein. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of Lenders as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Borrowers, the Obligations, the Collateral, the Collections, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay

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

such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

       16.2 Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made without gross negligence or willful misconduct.

       16.3 Liability of Agent. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by any Obligor, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the Books or properties of the Obligors.

       16.4 Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

       16.5 Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be

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paid to Agent for the account of the Lenders and except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender, or any Obligor referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a "notice of default." Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 16.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

       16.6 Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of the Obligors, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrowers and any other Person (other than the Lender Group) party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrowers and any other Person (other than the Lender Group) party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrowers and any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.

       16.7 Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, reasonable attorneys fees and expenses, costs of collection by outside collection agencies and auctioneer fees and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not any Obligor is obligated to reimburse Agent or Lenders for such expenses pursuant to the Loan Agreement or otherwise.

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

Agent is authorized and directed to deduct and retain sufficient amounts from Collections received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event Agent is not reimbursed for such costs and expenses from Collections received by Agent, each Lender hereby agrees that it is and shall be obligated to pay to or reimburse Agent for the amount of such Lender's Pro Rata Share thereof. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of any Obligor and without limiting the obligation of any Obligor to do so), according to their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender's ratable share of any costs or out-of-pocket expenses (including attorneys fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of the Obligors. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

       16.8 Agent in Individual Capacity. Foothill and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrowers and their Subsidiaries and Affiliates and any other Person (other than the Lender Group) party to any Loan Documents as though Foothill were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, Foothill or its Affiliates may receive information regarding the Obligors or any of their Affiliates and any other Person (other than the Lender Group) party to any Loan Documents that is subject to confidentiality obligations in favor of Borrowers or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms "Lender" and "Lenders" include Foothill in its individual capacity.

       16.9 Successor Agent. Agent may resign as Agent upon 45 days notice to the Lenders. If Agent resigns under this Agreement, the Required Lenders shall appoint a successor Agent for the Lenders. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders, a successor Agent. If Agent has materially breached or failed to perform any material

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

provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders. In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term "Agent" shall mean such successor Agent and the retiring Agent's appointment, powers, and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 45 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

       16.10 Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any of the Obligors or their Subsidiaries or Affiliates and any other Person (other than the Lender Group) party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding the Obligors or their Affiliates and any other Person (other than the Lender Group) party to any Loan Documents that is subject to confidentiality obligations in favor of the Obligors or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender not shall be under any obligation to provide such information to them. With respect to the Swing Loans and Agent Advances, Swing Lender shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the sub-agent of Agent.

       16.11   Withholding Taxes.

               (a) If any Lender is a "foreign corporation, partnership or trust" within the meaning of the IRC and such Lender claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the IRC, such Lender agrees with and in favor of Agent and Borrowers, to deliver to Agent and
Borrowers:

               (i) if such Lender claims an exemption from withholding tax pursuant to its portfolio interest exception, (a) a statement of the Lender, signed under penalty of perjury, that it is not a (I) a "bank" as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder (within the meaning of Section 881(c)(3)(B) of the IRC), or (III) a controlled foreign corporation described in Section 881(c)(3)(C) of the IRC, and (B) a properly completed

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

            IRS Form W-8BEN, before the first payment of any interest under this Agreement and at any other time reasonably requested by Agent or Borrowers;

               (ii) if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed IRS Form W-8BEN before the first payment of any interest under this Agreement and at any other time reasonably requested by Agent or Borrowers;

               (iii) if such Lender claims that interest paid under this
            Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form W-8ECI before the first payment of any interest is due under this Agreement and at any other time reasonably requested by Agent or Borrowers;

               (iv) such other form or forms as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Such Lender agrees promptly to notify Agent and Borrowers of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

               (b) If any Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form W-8BEN and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender, such Lender agrees to notify Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender. To the extent of such percentage amount, Agent will treat such Lender's IRS Form W-8BEN as no longer valid.

               (c) If any Lender is entitled to a reduction in the applicable withholding tax, Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (a) of this Section are not delivered to Agent, then Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

               (d) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless for all amounts paid, directly or indirectly, by Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent under this Section, together with all costs and expenses (including attorneys

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

fees and expenses). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

               (e) All payments made by Borrowers hereunder or under any note will be made without setoff, counterclaim, or other defense, except as required by applicable law other than for Taxes (as defined below). All such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction (other than the United States) or by any political subdivision or taxing authority thereof or therein (other than of the United States) with respect to such payments (but excluding, any tax imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein (i) measured by or based on the net income or net profits of a Lender, or (ii) to the extent that such tax results from a change in the circumstances of the Lender, including a change in the residence, place of organization, or principal place of business of the Lender, or a change in the branch or lending office of the Lender participating in the transactions set forth herein) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as "Taxes"). If any Taxes are so levied or imposed, Borrowers agree to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any note, including any amount paid pursuant to this Section 16.11(e) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that Borrowers shall not be required to increase any such amounts payable to Agent or any Lender (i) that is not organized under the laws of the United States, if such Person fails to comply with the other requirements of this Section 16.11, or (ii) if the increase in such amount payable results from Agent's or such Lender's own willful misconduct or gross negligence. Borrowers will furnish to Agent as promptly as possible after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by Borrowers.

       16.12   Collateral Matters.

               (a) The Lenders hereby irrevocably authorize Agent, at its option and in its sole discretion, to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrowers of all Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrowers certify to Agent that the sale or disposition is permitted under
Section 7.4 of this Agreement or the other Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which no Borrower owned any interest at the time the security interest was granted or at any time thereafter, or (iv) constituting property leased to any Borrower under a lease that has expired or is terminated in a transaction permitted under this Agreement. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders. Upon request by

Agent or Borrowers at any time, the Lenders will confirm in writing Agent's authority to release any such Liens on particular types or items of Collateral pursuant to this Section 16.12; provided, however, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent's opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Borrowers in respect of) all interests retained by Borrowers, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

               Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by Borrowers or is cared for, protected, or insured or has been encumbered, or that the Agent's Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent's own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

      16.13    Restrictions on Actions by Lenders; Sharing of Payments.

               (a) Each of the Lenders agrees that it shall not, without the express consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations, any amounts owing by such Lender to Borrowers or any deposit accounts of Borrowers now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral the purpose of which is, or could be, to give such Lender any preference or priority against the other Lenders with respect to the Collateral.

               (b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Agreement or the other Loan Documents, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or
(ii) payments from Agent in excess of such Lender's ratable portion of all such distributions by Agent, such Lender promptly shall (1) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this

Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

      16.14 Agency for Perfection. Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting the Agent's Liens in assets which, in accordance with Article 9 of the Code can be perfected only by possession. Should any Lender obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent's request therefor shall deliver such Collateral to Agent or in accordance with Agent's instructions.

      16.15 Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders shall be made by bank wire transfer or internal transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, or interest of the Obligations.

      16.16 Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents relating to the Collateral, for the benefit of the Lender Group. Each member of the Lender Group agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

      16.17 Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:

              (a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a "Report" and collectively, "Reports") prepared by Agent, and Agent shall so furnish each Lender with such Reports,

              (b) expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

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

               (c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or any other party performing any audit or examination will inspect only specific information regarding Prandium and its Subsidiaries and will rely significantly upon the Books, as well as on representations of Prandium's and its Subsidiaries' personnel, and

               (d) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a loan or loans of Borrowers, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing: (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by the Obligors to Agent that has not been contemporaneously provided by the Obligors to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from the Obligors, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender's notice to Agent, whereupon Agent promptly shall request of the Obligors the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from the Obligors, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Borrowers a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

     16.18 Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 16.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to any Obligor or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

     16.19 Legal Representation of Agent. In connection with the negotiation, drafting, and execution of this Agreement and the other Loan Documents, or in connection with future legal representation relating to loan administration, amendments, modifications, waivers, or enforcement of remedies, Brobeck, Phleger & Harrison LLP ("Brobeck") only has represented and only shall represent Foothill in its capacity as Agent and as a Lender. Each other Lender hereby acknowledges that Brobeck does not represent it in connection with any such matters.

17.  GENERAL PROVISIONS.

     17.1 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

     17.2 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or any Obligor, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

     17.3 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

     17.4 Counterparts; Telefacsimile Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

     17.5 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by Borrowers or any Guarantor or the transfer to the Lender Group of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of any Borrower or any Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

     17.6 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

     17.7 Confidentiality. The Lender Group agrees that material, non-public information regarding Prandium and its Subsidiaries, their operations, assets, and existing and contemplated business plans shall be treated by each member of the Lender Group in a confidential manner, and shall not be disclosed by it to Persons who are not parties to this Agreement, except: (a) to counsel for and other advisors, accountants, and auditors to any member of the Lender Group, (b) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, (c) as may be agreed to in advance by Borrowers, (d) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by the Lender Group), and (e) in connection with any assignment, prospective assignment, sale, prospective sale, participation or prospective participations, or pledge or prospective pledge of any Lender's interest under this Agreement, provided that any such counsel, advisors, accountants, auditors and any such assignee, prospective assignee, purchaser, prospective purchaser, participant, prospective participant, pledgee, or prospective pledgee shall have agreed in writing to take its interest hereunder subject to the terms hereof. The provisions of this Section 17.9 shall survive for 2 years after the full and final repayment of the Obligations.

     17.8 Guarantors. By its execution and delivery of this Agreement, each Guarantor hereby agrees to be bound by each of the provisions hereof applicable to such Guarantor or the assets and properties thereof and hereby agrees to guaranty the Obligations, as more particularly set forth in the Guaranty to which it is a party and whose terms and conditions are by this reference incorporated herein mutatis mutandis.

                           [Signature page to follow.]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

                                              CHI-CHI'S, INC.,
                                              a Delaware corporation

                                              By: /s/ R. T. Trebing, Jr.
                                              Title: VP & Treasurer

                                              KOO KOO ROO, INC.,
                                              a Delaware corporation

                                              By: /s/ R. T. Trebing, Jr.
                                              Title: VP & Treasurer

                                              FOOTHILL CAPITAL CORPORATION,
                                              a California corporation

                                              By: /s/ Amelie Yehros
                                              Title: Vice President

Acknowledgement and Agreement
of Guarantors under Section
17.8 of the Agreement:

PRANDIUM, INC.,
a Delaware corporation

By: /s/ R. T. Trebing, Jr.
Title: EVP/CFO

FRI-MRD CORPORATION,
a Delaware corporation


By: /s/ R. T. Trebing, Jr.
Title: President

FRI-ADMIN CORPORATION,
a Delaware corporation


By: /s/ R. T. Trebing, Jr.
Title: President

CCMR OF TIMONIUM, INC.,
a Delaware corporation


By: /s/ R. T. Trebing, Jr.
Title: VP & Treasurer

CCMR OF MARYLAND, INC.,
a Delaware corporation


By: /s/ R. T. Trebing, Jr.
Title: VP & Treasurer

CCMR OF CATONSVILLE, INC.,
a Kentucky corporation


By: /s/ Michael Rule
Title: Secretary

CCMR OF GREENBELT, INC.,
a Kentucky corporation


By: /s/ R. T. Trebing, Jr.
Title: VP & Treasurer

CCMR OF RITCHIE HIGHWAY, INC.,
a Kentucky corporation


By: /s/ R. T. Trebing, Jr.
Title: VP & Treasurer

CCMR OF CUMBERLAND, INC.,
a Kentucky corporation


By: /s/ R. T. Trebing, Jr.
Title: VP & Treasurer

CCMR OF HARFORD COUNTY, INC.,
a Kentucky corporation


By: /s/ R. T. Trebing, Jr.
Title: VP & Treasurer

MAINTENANCE SUPPORT GROUP, INC.,
a Kentucky corporation

By: /s/ R. T. Trebing, Jr.
Title: VP & Treasurer

CCMR OF FREDERICK, INC.,
a Kentucky corporation


By: /s/ R. T. Trebing, Jr.
Title: VP & Treasurer

CHI-CHI'S OF WEST VIRGINIA, INC.,
a Kentucky corporation


By: /s/ R. T. Trebing, Jr.
Title: VP & Treasurer

THE HAMLET GROUP, INC.,
a California corporation


By: /s/ R. T. Trebing, Jr.
Title: VP & Treasurer